Exhibit 99.2

Bluegreen Corporation Financial Statements

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Bluegreen Corporation

We have audited the accompanying consolidated balance sheet of Bluegreen Corporation as of December 31, 2011 and 2010, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bluegreen Corporation at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

As discussed in Notes 1 and 2 to the consolidated financial statements, the Company changed its method of accounting for its qualified special purpose entities associated with past securitization transactions as a result of the adoption of Accounting Standards Update No. 2009-16, “Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets” and Accounting Standards Update No. 2009-17, “Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” effective January 1, 2010.

/s/ Ernst & Young LLP
Certified Public Accountants

Boca Raton, Florida
March 28, 2012

BLUEGREEN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31, 2010	December 31, 2011
ASSETS
Unrestricted cash and cash equivalents	$72,085	$80,931
Restricted cash ($41,243 and $38,913 in VIEs at December 31, 2010 and December 31, 2011, respectively)	53,922	51,125
Notes receivable, net ($420,274 and $375,904 in VIEs at December 31, 2010 and December 31, 2011, respectively)	568,985	512,517
Prepaid expenses	4,882	4,120
Other assets	56,790	47,100
Inventory	337,684	302,843
Property and equipment, net	73,815	70,112
Assets held for sale	87,769	28,625
Total assets	$1,255,932	$1,097,373

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$8,243	$8,834
Accrued liabilities and other	60,518	62,878
Deferred income	17,550	24,549
Deferred income taxes	25,605	15,776
Receivable-backed notes payable - recourse ($22,759 and $15,826 in VIEs at December 31, 2010 and December 31, 2011, respectively)	135,660	110,016
Receivable-backed notes payable - non-recourse (in VIEs)	436,271	369,314
Lines-of-credit and notes payable	142,120	86,817
Junior subordinated debentures	110,827	110,827
Total liabilities	$936,794	$789,011

Commitments and Contingencies (Note 10)

Shareholders’ Equity
Preferred stock, $.01 par value, 1,000 shares authorized; none issued	—	—
Common stock, $.01 par value, 140,000 shares authorized; 31,327 and 31,288 shares issued December 31, 2010 and December 31, 2011, respectively	314	313
Additional paid-in capital	189,580	191,999
Retained earnings	94,271	77,018
Total Bluegreen Corporation shareholders’ equity	284,165	269,330
Non-controlling interest	34,973	39,032
Total shareholders’ equity	319,138	308,362
Total liabilities and shareholders’ equity	$1,255,932	$1,097,373

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2009	2010	2011
Revenues:
Gross sales of VOI	$230,796	$217,872	$193,509
Estimated uncollectible VOI notes receivable	(31,205)	(94,164)	(29,374)
Sales of VOIs	199,591	123,708	164,135

Fee-based sales commission revenue	20,057	52,966	73,673
Other fee-based services revenue	57,014	67,036	70,985
Interest income	69,337	106,463	94,653
	345,999	350,173	403,446
Costs and expenses:
Cost of VOIs sold	66,589	29,015	40,460
Cost of other resort operations	39,677	44,040	52,094
Selling, general and administrative expenses	172,165	199,497	199,237
Interest expense	32,198	61,545	53,908
Other expense, net	1,810	2,839	1,095
	312,439	336,936	346,794

Income before non-controlling interest, provision for income taxes, and discontinued operations	33,560	13,237	56,652
Provision for income taxes	6,024	2,739	20,655
Income from continuing operations	27,536	10,498	35,997
Loss from discontinued operations, net of income taxes	(23,636)	(46,370)	(45,565)
Net income (loss)	3,900	(35,872)	(9,568)
Less: Net income attributable to non-controlling interest	7,472	8,094	7,685
Net loss attributable to Bluegreen Corporation	$(3,572)	$(43,966)	$(17,253)

(Loss) income attributable to Bluegreen Corporation per common share - Basic
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.65	$0.08	$0.91
Loss per share from discontinued operations	(0.76)	(1.49)	(1.46)
Loss per share attributable to Bluegreen shareholders	$(0.11)	$(1.41)	$(0.55)

(Loss) income attributable to Bluegreen Corporation per common share - Diluted
Earnings per share from continuing operations attributable to Bluegreen shareholders	$0.65	$0.08	$0.88
Loss per share from discontinued operations	(0.76)	(1.47)	(1.42)
Loss per share attributable to Bluegreen shareholders	$(0.11)	$(1.40)	$(0.54)

Weighted average number of common shares:
Basic	31,088	31,165	31,220
Diluted	31,100	31,469	32,110

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands)

			Equity Attributable to Bluegreen Shareholders
Common Shares Issued		Total	Common Stock	Additional Paid- in-Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss), net of Income Taxes	Equity Attributable to Non-Controlling Interest

31,240	Balance at December 31, 2008	$411,985	$312	$182,654	$196,328	$3,173	$29,518
—	Net income (loss)	3,900	—	—	(3,572)	—	7,472
—	Other comprehensive income	405	—	—	—	405	—
—	Stock compensation	4,404	—	4,404	—	—	—
103	Vesting of restricted stock	2	2	—	—	—	—
—	Stock issuance costs	(52)	—	(52)	—	—	—
—	Cummulative effect of change in accounting principle	2,576	—	—	6,762	(4,186)	—
31,343	Balance at December 31, 2009	423,220	314	187,006	199,518	(608)	36,990
—	Impact of adoption of ASU 2009-16 and 2009-17	(60,673)	—	—	(61,281)	608	—
31,343	Balance at January 1, 2010	362,547	314	187,006	138,237	—	36,990
—	Net income (loss)	(35,872)	—	—	(43,966)	—	8,094
—	Member distribution to non-controlling interest holder	(10,111)	—	—	—	—	(10,111)
(16)	Stock compensation	2,574	—	2,574	—	—	—
31,327	Balance at December 31, 2010	319,138	314	189,580	94,271	—	34,973
—	Net income (loss)	(9,568)	—	—	(17,253)	—	7,685
—	Member distibution to non-controlling interest holder	(3,626)	—	—	—	—	(3,626)
67	Shares issued upon exercise of stock options	169	—	169	—	—	—
—	Stock compensation	3,791	—	3,791	—	—	—
(106)	Restricted stock cancellation due to award modification	(1,186)	(1)	(1,185)	—	—	—
—	Net change in deferred taxes for stock compensation	(356)	—	(356)	—	—	—
31,288	Balance at December 31, 2011	$308,362	$313	$191,999	$77,018	$—	$39,032

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

)

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011

Operating activities:
Net income (loss)	$3,900	$(35,872)	$(9,568)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash communities inventory impairment	13,159	54,564	—
Non-cash loss on assets held for sale	—	—	59,144
Other non-cash charges	—	1,623	—
Non-cash stock compensation expense	4,406	2,574	2,605
Depreciation and amortization	15,579	14,910	13,166
Loss on disposal of property and equipment	173	427	50
Loss on sales of golf courses	10,544	—	—
Estimated uncollectible notes receivable	31,641	94,554	29,549
Benefit for deferred income taxes	(3,409)	(27,238)	(10,185)
Interest accretion on retained interests in notes receivable sold	(19,186)	—	—
Changes in operating assets and liabilities:
Notes receivable	(21,332)	23,033	26,919
Prepaid expenses and other assets	(2,454)	143	7,209
Changes in restricted cash	(2,694)	6,504	2,797
Inventory	6,178	27,090	34,841
Accounts payable, accrued liabilities and other	(21,930)	1,628	10,144
Net cash provided by operating activities	14,575	163,940	166,671

Investing activities:
Cash received from retained interests in notes receivable sold	43,741	—	—
Business acquisitions	—	(2,208)	—
Purchases of property and equipment	(7,521)	(3,702)	(4,009)
Proceeds from sales of property and equipment	13	—	—
Proceeds from sales of golf courses, net	9,414	—	—
Net cash provided by (used in) investing activities	45,647	(5,910)	(4,009)

Financing activities:
Proceeds from borrowings collateralized by notes receivable	81,683	196,985	56,647
Payments on borrowings collateralized by notes receivable	(90,180)	(279,383)	(150,044)
Proceeds from borrowings under line-of-credit facilities and notes payable	11,861	—	—
Payments under line-of-credit facilities and notes payable	(48,944)	(56,861)	(55,303)
Payments of debt issuance costs	(4,660)	(7,066)	(1,659)
Stock issuance cost	(52)	—	—
Distributions to non-controlling interest	—	(10,111)	(3,626)
Proceeds from exercise of stock options	—	—	169
Net cash used in financing activities	(50,292)	(156,436))	(153,816)
Net increase in cash and cash equivalents	9,930	1,594	8,846
Unrestricted cash and cash equivalents at beginning of period	60,561	70,491	72,085
Unrestricted cash and cash equivalents at end of period	$70,491	$72,085	$80,931

BLUEGREEN CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued) (in thousands))

	Year Ended December 31, 2009	Year Ended December 31, 2010	Year Ended December 31, 2011

Supplemental schedule of non-cash operating, investing and financing activities:
Inventory acquired through financing	$—	$13,200	$—
Retained interests in notes receivable sold	$(11,078)	$—	$—

Supplemental schedule of operating cash flow information:
Interest paid, net of amounts capitalized	$36,372	$56,927	$51,271
Income taxes paid	$2,475	$1,666	$2,705

See accompanying notes to consolidated financial statements.

BLUEGREEN CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Organization

We are a sales, marketing and management company, primarily focused on the vacation ownership industry. Our business has historically been conducted through two operating segments — our resorts business segment (“Bluegreen Resorts”) and our residential communities business segment (“Bluegreen Communities”).

Our continuing operations relate to Bluegreen Resorts. Bluegreen Resorts markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by us or developed and owned by others, in which case we earn fees for providing these services. VOIs in our resorts and those sold by us on behalf of third parties typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial use rights in perpetuity in the Bluegreen Vacation Club (supported by an underlying deeded VOI held in trust for the buyer). Owners in the Bluegreen Vacation Club may stay in any of our 59 resorts or take advantage of an exchange program offered by a third-party world-wide vacation ownership exchange network of over 4,000 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Resorts also provides property and homeowners’ association management services, VOI title services, mortgage servicing and resort amenity operational services. In addition, Bluegreen Resorts provides financing to individual purchasers of VOIs, which provides significant interest income to us.

Bluegreen Communities markets residential homesites, the majority of which are sold directly to retail customers seeking to build a home generally in the future, in some cases on properties featuring a golf course and other related amenities. Bluegreen Communities also has realty and daily-fee golf course operations. Bluegreen Communities’ historical operations also included acquiring, developing and subdividing the property comprising its residential homesites. As previously disclosed, our Board of Directors made a determination during June 2011 to seek to sell Bluegreen Communities, or all or substantially all of its assets. As a consequence, Bluegreen Communities is accounted for as a discontinued operation for all periods in the accompanying financial statements. On October 12, 2011, a Purchase and Sale Agreement was entered into between seven of our subsidiaries and Southstar Development Partners, Inc. (“Southstar”). The agreement, as amended, provides for the sale to Southstar of substantially all of the assets that comprise Bluegreen Communities for a purchase price of $29.0 million in cash. Assets excluded from the sale primarily include Bluegreen Communities’ notes receivable portfolio and Bluegreen or Bluegreen Communities subsidiaries will generally remain responsible for commitments and liabilities relating to previously completed developments and assets not sold to Southstar. Southstar also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the agreement) it receives upon its sale, if any, of two specified parcels of real estate to be purchased by Southstar under the agreement. As the transaction is an asset sale, liabilities not assumed by Southstar under the agreement and liabilities related to Bluegreen Communities’ operations prior to the closing of the transaction will continue to be liabilities of our subsidiaries. Southstar has advised us that it has obtained the financing required in order to close the transaction, but obtaining such financing is not a closing condition. However, closing of the transaction remains subject to the parties’ receipt of all required consents and certain other customary closing conditions, including the performance by the parties of their respective obligations under the agreement. See Note 13 for additional information.

On November 11, 2011, we entered into a definitive merger agreement with BFC Financial Corporation (“BFC”), pursuant to which, upon consummation of the merger contemplated by the agreement and subject to the terms and conditions thereof, we will become a wholly owned subsidiary of BFC and our shareholders (other than BFC) will be entitled to receive eight shares of BFC’s Class A Common Stock for each share of our common stock that they hold at the effective time of the merger (subject to adjustment in connection with the reverse stock split expected to be effected by BFC immediately prior to the consummation of the merger). BFC owns approximately 54% of our common stock as well as a controlling interest in BankAtlantic Bancorp, Inc. (“BankAtlantic Bancorp”) and a non-controlling interest in Benihana, Inc. (“Benihana”).

The merger agreement provides for the transaction to be consummated by June 30, 2012, subject to extension to a date no later than September 30, 2012 in the event the parties are proceeding in good faith with respect to the consummation of the merger. However, consummation of the merger is subject to a number of closing conditions, including the approval of both our and BFC’s shareholders, the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger and the absence of any legal restraints or prohibitions preventing the completion of the merger or litigation or other proceeding seeking to enjoin or prohibit the merger. There is no assurance that the merger will be consummated on the contemplated terms, including in the contemplated time frame, or at all.

Following the announcement of our entry into the merger agreement, purported class action lawsuits seeking to enjoin the merger or, if it is completed, to recover relief as determined by the presiding court to be appropriate have been filed. See “Item 3 – Legal Proceedings.”

Certain of our outstanding facilities with Wells Fargo Bank, N.A. (“Wells Fargo”) and Resort Finance America LLC (“RFA”), which had an aggregate outstanding balance of approximately $21.1 million at December 31, 2011, require the prior consent of the lenders to the merger. The Wells Fargo loan ($19.9 million outstanding as of December 31, 2011) is due the earlier of June 30, 2012 or the closing of the merger. RFA has indicated that they intend to consent to the merger, and we are in the process of legal documentation on such consent.

If the merger is consummated, our common stock will no longer be listed for trading on the New York Stock Exchange (the “NYSE”) or registered under the Exchange Act of 1934 (the “Exchange Act”). As described above, the merger agreement requires, as a condition to the merger, that BFC’s Class A Common Stock be approved for listing on a national securities exchange at the effective time of the merger. See Note 14 for additional information.

Principles of Consolidation and Basis of Presentation

Our consolidated financial statements include the accounts of all of our wholly-owned subsidiaries, entities in which we hold a controlling financial interest, and variable interest entities (sometimes referred to herein as “VIEs”) of which we are the primary beneficiary and Bluegreen/Big Cedar Vacations, LLC (the “Bluegreen/Big Cedar Joint Venture”), in which we are deemed to hold a controlling financial interest based on our 51% equity interest, our active role as the day-to-day manager of its activities, and our majority voting control of its management committee. We do not consolidate our statutory business trusts formed to issue trust preferred securities as these entities represent variable interest entities in which we are not the primary beneficiary as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Consolidations (Topic 810). The statutory business trusts are accounted for under the equity method of accounting. We have eliminated all significant intercompany balances and transactions in consolidation.

On January 1, 2010, we adopted Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (“ASC 860”): Accounting for Transfers of Financial Assets (“ASU 2009-16”), and ASU No. 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities (“ASU 2009-17”). The adoption of these standards resulted in our consolidation, on January 1, 2010, of seven special purpose finance entities associated with past securitization transactions. See Note 2 for further information. Prior to January 1, 2010, in accordance with then-prevailing generally accepted accounting principles (“GAAP”), we did not consolidate these special purpose finance entities in our financial statements because the securitization transactions qualified as sales of financial assets.

As described above and further in Note 13, the operating results of Bluegreen Communities are classified as discontinued operations for all periods presented in the accompanying consolidated financial statements.

Correction of Immaterial Errors

Sales Discount Classification

We identified an error related to our classification in the consolidated statements of operations of a certain sales discount. We determined that in accounting for such discount, we did not properly classify the discount as a reduction to sales of real estate but instead included such amount as a component of selling, general and administrative expenses. This error did not impact net income (loss) for any period. However, we have revised the consolidated statements of operations for each of the years ended December 31, 2009 and 2010 by reducing both sales of real estate and selling, general and administrative expenses by $2.2 million and $2.1 million, respectively.

Presentation of Repurchased Stock

We also identified an error related to our presentation of repurchased shares of our common stock, which we had previously classified as “treasury stock” on our consolidated balance sheets and consolidated statements of shareholders’ equity. In accordance with the Massachusetts Business Corporation Act, which eliminated the concept of treasury shares for Massachusetts corporations, shares of common stock repurchased constitute authorized but unissued shares. Accordingly, we have revised our presentation of the 2.8 million shares of our common stock previously repurchased to reflect these shares as unissued, and have reduced retained earnings by the $12.9 million previously attributed to treasury stock. This error did not impact total shareholders’ equity in any period.

We reviewed the impact on prior periods of the errors discussed above in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 99, “Materiality,” and determined that the errors were not material.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

We invest cash in excess of our immediate operating requirements in short-term time deposits and money market instruments generally with original maturities at the date of purchase of three months or less. We maintain cash and cash equivalents with various financial institutions. These financial institutions are located throughout the United States, Canada and Aruba. However, a significant portion of our unrestricted cash is maintained with a single bank and, accordingly, we are subject to credit risk. Periodic evaluations of the relative credit standing of financial institutions maintaining our deposits are performed to evaluate and, if necessary, take actions in an attempt to mitigate credit risk.

Restricted cash consists primarily of customer deposits held in escrow accounts and cash collected on pledged notes receivable not yet remitted to lenders.

Revenue Recognition

In accordance with the requirements of ASC 970, Real Estate (“ASC 970”), we recognize revenue on VOI and homesite sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectibility of the receivable representing the remainder of the sales price is reasonably assured and we have completed substantially all of our obligations with respect to any development related to the real estate sold. As described above and further in Note 13, the revenues of Bluegreen Communities, which include homesite sales, are included within the results of discontinued operations for all periods presented in the accompanying consolidated statements of operations.

We believe that we use a reasonably reliable methodology to estimate the collectibility of the receivables representing the remainder of the sales price of real estate sold. See further discussion of our policies regarding the estimation of credit losses on our notes receivable below. Should our estimates regarding the collectibility of our receivables change adversely, we may have to defer the recognition of sales and our results of operations could be negatively impacted. Under timeshare accounting rules, the calculation of the adequacy of a buyer’s commitment for the sale of VOIs requires that cash received towards the purchase of our VOIs be reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentive the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that we provide to buyers of our VOIs may result in additional VOI sales being deferred or extend the period during which a sale is deferred, in which case our results of operations may be materially adversely impacted.

In cases where development has not been substantially completed, we recognize revenue in accordance with the percentage-of-completion method of accounting. Should our estimates of the total anticipated cost of completing any of our projects increase, we may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time, which may materially and adversely impact our results of operations.

Under timeshare accounting rules, rental operations, including accommodations provided through the use of our sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenues are expensed as incurred. Conversely, incremental revenues in excess of incremental carrying costs are recorded as a reduction to VOI inventory. Incremental carrying costs include costs that have been incurred by us during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees on unsold VOI inventory. During the years ended December 31, 2009, 2010 and 2011, all of our rental revenue and sampler revenue earned was recorded as an off-set to cost of other resort operations, as such amounts were less than the incremental carrying cost.

In addition to sales of real estate, we also generate revenue from the activities listed below. The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized when:
Fee-based sales commissions	The sale transaction with the VOI purchaser is consummated in accordance with the terms of the agreement with the third-party developer and the related consumer rescission period has expired.

Resort management and service fees	Management services are rendered (1).

Resort title fees	Escrow amounts are released and title documents are completed.

Rental and sampler program	Guests complete stays at the resorts. Rental and sampler program proceeds are classified as a reduction to “cost of other resort operations.”

(1)

In connection with our management of the property owners’ associations, among other things, we act as agent for the property owners’ association to operate the resort as provided under the management agreements. In certain cases, the personnel at the resorts are Bluegreen employees. The property owners’ association bears all of the economic costs of such personnel and generally pays us in advance of, or simultaneously with, the payment of payroll. In accordance with ASC 605-45, Overall Considerations of Reporting Revenues Gross as a Principal versus Net as an Agent, reimbursements from the property owners’ associations relating to direct pass-through costs are recorded net of the related expenses.

Our cost of other resort operations consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on our unsold VOIs.

Notes Receivable

Our notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2010 and 2011, $27.8 million and $20.9 million, respectively, of our VOI notes receivable were more than three months contractually past due and, hence, were not accruing interest income. Our notes receivable are generally written off as uncollectible when they have become approximately 120 days past due.

We estimate uncollectibles for VOI notes receivable in accordance with timeshare accounting rules. Under these rules, the estimate of uncollectibles is based on historical uncollectibles for similar VOI notes receivable over the applicable historical period. We use a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of the notes. We also consider whether the historical economic conditions are comparable to current economic conditions, as well as variations in underwriting standards. Additionally, under timeshare accounting rules, no consideration is given for future recoveries of defaulted inventory in the estimate of uncollectible VOI notes receivable. We review our reserve for loan losses on at least a quarterly basis. Loan origination costs are deferred and recognized over the life of the related notes receivable.

Retained Interest in Notes Receivable Sold

We periodically sell notes receivable related to the sale of VOIs. In connection with such transactions, we retain subordinated tranches and rights to excess interest spread which represent retained interests in the notes receivable sold. Prior to the adoption of ASU 2009-17 on January 1, 2010, these retained interests were reported as assets and treated as available-for-sale investments and, accordingly, carried at fair value. Changes in the fair values of the retained interests in notes receivable sold considered temporary were included in our shareholders’ equity as accumulated other comprehensive income, net of income taxes. The portion of other-than-temporary declines in fair value that represented credit losses were charged to operations.

During 2009, we recorded charges totaling $1.1 million for other-than-temporary decreases in the fair value of certain of our retained interest in notes receivable sold. The decrease in the fair value of our retained interest in notes receivable sold primarily resulted from an increase in the discount rates applied to estimated future cash flows on our retained interests to reflect then-current interest rates in the securitization market and unfavorable changes in the amount and timing of estimated future cash flows. These charges have been netted against interest income in our consolidated statement of operations for the year ended December 31, 2009.

Subsequent to the adoption of ASU 2009-17 on January 1, 2010, we consolidated special purpose finance entities associated with prior securitization transactions that previously qualified for off-balance-sheet sales treatment, and as a result, the retained interests were eliminated. See Note 2 for additional information.

Inventory

Our inventory consists of completed VOIs, VOIs under construction and land held for future vacation ownership development. We carry our completed inventory at the lower of i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes plus other costs incurred during construction, or ii) estimated fair value, less costs to sell. VOI inventory and cost of sales are accounted for under timeshare accounting rules, which define a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales. Under the relative sales value method required by timeshare accounting rules, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage - the ratio of total estimated development costs to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable. Also, pursuant to timeshare accounting rules, we do not relieve inventory for VOI cost of sales related to anticipated credit losses. Accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable.

We also periodically evaluate the recovery of the carrying amount of our incomplete or undeveloped resort properties in accordance with ASC 360, Property, Plant and Equipment (“ASC 360”), which provides guidance relating to the accounting for the impairment or disposal of long-lived assets.

Assets Held for Sale

As described above, the Purchase and Sale Agreement entered into with Southstar on October 12, 2011 provides for the sale to Southstar of substantially all of the inventory and the fixed assets related to Bluegreen Communities. Therefore, such assets are presented separately on our consolidated balance sheets as “assets held for sale.” The carrying value of assets held for sale is based on the fair value less estimated costs to sell. The fair value of assets held for sale as of December 31, 2011 was derived from the sale price under the Purchase and Sale agreement described above. During 2011, we recorded non-cash charges of $59.1 million to write down the value of Bluegreen Communities’ assets to their estimated fair value less costs to sell.

Deferred Financing Costs

Deferred financing costs included in “other assets” on our consolidated balance sheets are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense over the terms of the related financing arrangements. As of December 31, 2010 and 2011, deferred financing costs were $16.9 million and $13.6 million, respectively. We recognized amortization of deferred financing costs for the years ended December 31, 2009, 2010, and 2011 of approximately $3.9 million, $5.4 million, and $4.9 million, respectively.

Property and Equipment

Our property and equipment is recorded at acquisition cost. We record depreciation and amortization in a manner that recognizes the cost of our depreciable assets over their estimated useful lives using the straight-line method. Leasehold improvements are amortized over the shorter of the terms of the underlying leases or the estimated useful lives of the improvements.

Impairment of Long-Lived Assets

We evaluate the recovery of the carrying amounts of our long-lived assets under the guidelines of ASC 360. We review the carrying amounts of our long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. If estimated cash flows are insufficient to recover the investment, an impairment loss is recognized to write-down the carrying value of the asset to its estimated fair value less any costs of disposition.

Deferred Income

We defer VOI revenue, net of related selling expenses, for sales for which the legal rescission period has expired but the required revenue recognition criteria described above has not been met. Additionally, in connection with our sampler programs, we defer proceeds, net of direct incremental selling expenses, for guest stays not yet completed. As of December 31, 2010 and 2011, our deferred income was as follows (in thousands):

	As of
	December 31, 2010	December 31, 2011

Deferred sampler program income	$7,025	$12,406
Deferred VOI revenue	6,212	6,944
Other deferred income	4,313	5,199
Total	$17,550	$24,549

Income Taxes

Income tax expense is recognized at applicable U.S. or international tax rates. Certain revenue and expense items may be recognized in one period for financial statement purposes and in a different period for income tax purposes. The tax effects of such differences are reported as deferred income taxes. Valuation allowances are recorded for periods in which realization of deferred tax assets does not meet a more likely than not standard. See Note 11 for additional information on income taxes.

Advertising Expense

We expense advertising costs, which include marketing costs, as incurred. Advertising expense for Bluegreen Resorts was $37.4 million, $48.3 million and $48.6 million for the years ended December 31, 2009, 2010 and 2011, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

Stock-Based Compensation

We account for stock-based compensation using the fair value method of expense recognition. We utilize the Black-Scholes option pricing model for calculating the fair value of each option granted. The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, this model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models do not provide a precise measure of the fair value of our employee stock options.

We did not grant stock options during 2011 or 2010. The fair value of the options granted during 2009 was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

For the Year Ended December 31, 2009
Risk free investment rate	2.4%
Dividend yield	0.0%

Volatility factor of expected market price	84.2%
Expected term	5.0 years

At the grant date, we estimate the number of shares ultimately expected to vest and subsequently adjust compensation costs for any changes in the estimated rate of forfeitures. We use historical data to estimate the forfeiture rate and historical option exercise behavior to estimate the expected term of life of the option. The risk-free investment rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. We use the historical volatility of our common stock to estimate the volatility factor of expected market price. We recognize stock-based compensation expense on a straight-line basis over the service or vesting period of the instrument.

During 2011, we modified stock awards held by certain of our employees. Please refer to Note 9 for further discussion.

Earnings per Common Share

We compute basic earnings per common share by dividing net income by the weighted-average number of common shares outstanding. Diluted earnings per common share is computed in the same manner as basic earnings per common share, but also gives effect to all dilutive stock options and unvested restricted stock using the treasury stock method. Income from continuing operations, excluding income attributable to the non-controlling interest, is used as the control number in determining whether the potential common shares are dilutive or antidilutive. No stock options were exercised during 2009 or 2010. During 2011, 67,027 shares of common stock were issued as a result of stock option exercises.

The following table sets forth our computation of basic and diluted earnings per common share from continuing operations attributable to Bluegreen shareholders (in thousands, except per share data):

	Year Ended December 31,
	2009	2010	2011
Basic and diluted earnings per common share — numerator:
Income from continuing operations	$27,536	$10,498	$35,997
Net income attributable to non-controlling interests	7,472	8,094	7,685
Income from continuing operations attributable to Bluegreen Corporation	$20,064	$2,404	$28,312
Denominator:
Denominator for basic earnings per common share-weighted-average shares	31,088	31,165	31,220
Effect of dilutive securities:
Stock options and unvested restricted stock (1)	12	304	890
Denominator for diluted earnings per common share-adjusted weighted-average shares and assumed conversions	31,100	31,469	32,110

Earnings per share from continuing operations attributable to Bluegreen Corporation – Basic:	$0.65	$0.08	$0.91

Earnings per share from continuing operations attributable to Bluegreen Corporation – Diluted:	$0.65	$0.08	$0.88

(1)

During the years ended December 31, 2009, 2010, and 2011, approximately 4.1 million, 2.6 million and 2.4 million shares, respectively, were excluded from the determination of diluted earnings per common share because their effect would have been anti-dilutive.

Comprehensive Income (Loss)

Prior to January 1, 2010, our accumulated other comprehensive income (loss), net of income taxes (benefit), was comprised of net unrealized losses on retained interests in notes receivable sold, which were held as available-for-sale investments. Our retained interests in notes receivable sold were eliminated on January 1, 2010 in connection with the adoption of ASU 2009-17.

Acquisitions

In 2010, the Bluegreen/Big Cedar Joint Venture acquired Paradise Point Resort, which is located in close proximity to the existing Wilderness Club at Big Cedar in Ridgedale, Missouri, for the purpose of expanding the amount of completed VOI inventory available for sale by the Bluegreen/Big Cedar Joint Venture as well as to develop and sell new VOI inventory in the future. The purchase price of the resort was $7.7 million, and was primarily allocated to VOI inventory. This acquisition did not have a material impact on our operations. The acquisition constituted the purchase of a business under ASC 805, Business Acquisitions (“ASC 805”).

Recently Adopted Accounting Pronouncements

We did not adopt any accounting standards during 2011 that had a significant impact on our financial statements.

Accounting Pronouncements Not Yet Adopted

In May 2011, the FASB issued guidance on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles and requires additional disclosures about fair value measurements. This guidance is effective on a prospective basis for financial statements issued for fiscal years, and interim periods within fiscal years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on our financial statements.

In June 2011, the FASB issued guidance regarding the presentation of comprehensive income. The new standard requires the presentation of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The new standard also requires the presentation of adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented. This guidance is effective on a retrospective basis for financial statements issued for fiscal years, and interim periods within fiscal years, beginning after December 15, 2011. The adoption of this guidance is not expected to have a material impact on our financial statements.

2. Cumulative Effect of a Change in Accounting Principle

On January 1, 2010, we adopted ASU 2009-16 and ASU 2009-17. As a result of the adoption of these accounting standards, we consolidated seven of our then-existing special purpose finance entities associated with prior securitization transactions which previously qualified for off-balance-sheet sales treatment. The consolidation of these special purpose finance entities resulted in a one-time, non-cash, after-tax reduction to retained earnings of $61.3 million, representing the cumulative effect of a change in accounting principle during the year ended December 31, 2010. As a result of the adoption of these standards, our statement of operations and statement of cash flows for 2009 are not comparable to those of subsequent periods.

ASU 2009-16 and ASU 2009-17 impacted our consolidated statements of operations for the periods ended subsequent to December 31, 2009 as a result of the recognition of additional interest income from VOI notes receivable now consolidated, partially offset by the absence of accretion income attributable to retained interests that were eliminated, additional interest expense from the consolidation of debt obligations and increased estimated uncollectible VOI notes receivable.

In addition, the consolidation of the special purpose finance entities resulted in the following impacts to our balance sheet at January 1, 2010: (1) assets increased by $319.3 million, primarily representing the consolidation of notes receivable, net of allowance, partially offset by the elimination of our retained interests; (2) liabilities increased by $380.0 million, primarily representing the consolidation of non-recourse debt obligations to securitization investors, partially offset by the elimination of certain deferred tax liabilities; and (3) total Bluegreen Corporation shareholders’ equity decreased by approximately $60.7 million. The cash flows from borrowings and repayments associated with the securitized VOI debt are now presented as cash flows from financing activities on our consolidated statements of cash flows.

3. Notes Receivable

The table below provides additional information relative to our notes receivable and our allowance for loan losses as of December 31, 2010 and 2011 (dollars in thousands):

	As of
	December 31, 2010	December 31, 2011
Notes receivable secured by VOIs:
VOI notes receivable - non-securitized	$171,901	$154,020
VOI notes receivable - securitized	533,479	459,778
	705,380	613,798
Allowance for loan losses - non-securitized	(29,263)	(22,739)
Allowance for loan losses - securitized	(113,205)	(83,874)
VOI notes receivable, net	$562,912	$507,185

Allowance as a % of gross notes receivable	20%	17%

Notes receivable secured by homesites:
Notes receivable	$6,765	$5,801
Allowance for loan losses	(692)	(469)
Homesite notes receivable, net	$6,073	$5,332

Allowance as a % of gross notes receivable	10%	8%
Total notes receivable:
Gross notes receivable	$712,145	$619,599
Allowance for loan losses	(143,160)	(107,082)
Notes receivable, net	$568,985	$512,517
Allowance as a % of gross notes receivable	20%	17%

The weighted-average interest rate on our notes receivable was 14.8%, 15.2% and 15.3% at December 31, 2009, 2010, and 2011, respectively. All of our VOI loans bear interest at fixed rates. The weighted-average interest rate charged on loans secured by VOIs was 14.9%, 15.3%, and 15.4% at December 31, 2009, 2010, and 2011, respectively. The majority of our notes receivable secured by homesites bear interest at variable rates. The weighted-average interest rate charged on loans secured by homesites was 8.8%, 7.8%, and 7.8% at December 31, 2009, 2010, and 2011, respectively.

Our VOI receivables are generally secured by property located in Florida, Louisiana, Nevada, New Jersey, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin, and Aruba. The majority of Bluegreen Communities’ notes receivable are secured by homesites in Georgia, Texas, and Virginia.

Our notes receivable are carried at amortized cost less an allowance for bad debts. Interest income is suspended, and previously accrued but unpaid interest income is reversed on all delinquent notes receivable when principal or interest payments are more than three months contractually past due and not resumed until such loans are less than three months past due. As of December 31, 2010 and 2011, $27.8 million and $20.9 million, respectively, of our VOI notes receivable were more than three months past due, and accordingly, consistent with our policy, were not accruing interest income.

Future principal payments due on our notes receivable as of December 31, 2011 are as follows (dollars in thousands):

2012	$80,789
2013	81,633
2014	87,325
2015	90,806
2016	88,767
Thereafter	190,279
Total	$619,599

Credit Quality for Financed Receivables and the Allowance for Credit Losses

The activity in our allowance for loan losses (including our homesite notes receivable) was as follows (dollars in thousands):

	Year Ended December 31,
	2009	2010	2011
Balance, beginning of year	$52,029	$46,826	$143,160
One time impact of ASU 2009-16 and 2009-17 (1)	—	86,252	—
Provision for loan losses (2)	31,641	94,554	29,549
Less: Write-offs of uncollectible receivables	(36,844)	(84,472)	(65,627)
Balance, end of year	$46,826	$143,160	$107,082

(1)	On January 1, 2010, we adopted ASU 2009-16 and ASU 2009-17, which required us to consolidate special purpose finance entities that were previously recorded “off-balance sheet.” See Note 2 above.

(2)

Includes charges totaling $69.7 million and $13.0 million during 2010 and 2011, respectively, to increase the allowance for uncollectible VOI notes receivable in connection with loans generated prior to December 15, 2008, the date on which we implemented FICO® score-based credit standards.

We hold large amounts of homogeneous VOI notes receivable and assess uncollectibility based on pools of receivables. In estimating future credit losses, we do not use a single primary indicator of credit quality but instead evaluate our VOI notes receivable based upon a combination of factors, including a static pool analysis, the aging of the respective receivables, current default trends and prepayment rates by origination year, as well as the FICO® scores of the borrowers at the time of origination.

The following table shows the delinquency status of our VOI notes receivable as of December 31, 2010 and 2011 (dollars in thousands):

	As of December 31,
	2010	2011
Current	$655,304	$576,063
31-60 days	12,063	9,038
61-90 days	10,228	7,836
Over 91 days (1)	27,785	20,861
Total	$705,380	$613,798

(1)

Includes $16.9 million and $12.1 million as of December 31, 2010 and 2011, respectively, related to VOI transactions that, as of such date, had been foreclosed but the related VOI note receivable balance has not yet been charged off in accordance with the provisions of certain of our receivable-backed notes payable. These VOI notes receivable have been reflected in the allowance for loan loss.

4. Variable Interest Entities

We sell VOI notes receivable originated by Bluegreen Resorts through special purpose finance entities. These transactions are generally structured as non-recourse to us, with the exception of one securitization transaction entered into in 2010 which was guaranteed by us. These transactions are generally designed to provide liquidity for us and transfer the economic risks and certain of the benefits of the notes receivable to third-parties. In a securitization, various classes of debt securities are issued by the special purpose finance entities that are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable. We service the securitized notes receivable for a fee which we believe approximates market.

With each securitization, we generally retain a portion of the securities. Under these arrangements, the cash payments received from obligors on the receivables sold are generally applied monthly to pay fees to service providers, make interest and principal payments to investors, and fund required reserves, if any, with the remaining balance of such cash retained by us; however, to the extent the portfolio of receivables fails to satisfy specified performance criteria (as may occur due to an increase in default rates or loan loss severity) or other trigger events occur, the funds received from obligors are distributed on an accelerated basis to investors. Depending on the circumstances and the transaction, the application of the accelerated payment formula may be permanent or temporary until the trigger event is cured. As of December 31, 2011, we were in compliance with all applicable terms and no trigger events had occurred.

In accordance with applicable guidance for the consolidation of variable interest entities, we analyze our variable interests, which may consist of loans, guarantees, and equity investments, to determine if an entity in which we have a variable interest is a variable interest entity. Our analysis includes both quantitative and qualitative reviews. We base our quantitative analysis on the forecasted cash flows of the entity, and we base our qualitative analysis on the design of the entity, its organizational structure, including decision-making ability, and relevant financial agreements. We also use our qualitative analysis to determine if we must consolidate a variable interest entity as the primary beneficiary. In accordance with applicable accounting guidance currently in effect, we have determined these entities to be VIEs and consolidate the entities into our financial statements as we are the primary beneficiary of the entities.

Under the terms of certain of our timeshare note sales, we have the right to repurchase or substitute for new notes, a limited amount of defaulted mortgage notes at the outstanding principal balance plus accrued interest or, in some facilities, at 24% of the original sale price associated with the VOI which collateralizes the defaulted mortgage note. Repurchases and substitutions by us of defaulted notes during 2009, 2010 and 2011 were $75.5 million, $37.6 million and $22.4 million, respectively.

Below is the information related to the assets and liabilities of the VIEs included on our consolidated balance sheets (dollars in thousands):

	As of
	December 31, 2010	December 31, 2011

Restricted cash	$41,243	$38,913
Securitized notes receivable, net	420,274	375,904
Receivable backed notes payable - non-recourse	436,271	369,314
Receivable backed notes payable - recourse	22,759	15,826

The restricted cash and the securitized notes receivable balances disclosed above are restricted to satisfy obligations of the VIEs.

Pursuant to GAAP in effect prior to 2010, seven of our eight special purpose finance entities then in existence met the definition of a qualified special purpose entity, and were not consolidated in our financial statements. Upon the adoption of ASU 2009-16 and ASU 2009-17 on January 1, 2010, we were required to evaluate these entities for consolidation. Since we created these entities to serve as financing vehicles for holding assets and related liabilities, and the entities have no equity investment at risk, they are considered variable interest entities. Furthermore, since we continue to service the notes and retain rights to receive benefits that are potentially significant to the entities, we concluded that we are the entities’ primary beneficiary and, therefore, we now consolidate these entities into our financial statements. See Note 2 for a description of the impact of the initial consolidation of these entities.

The table below summarizes certain cash flows received from and (paid to) our qualifying special purpose finance entities during 2009 (dollars in thousands):

Year Ended December 31, 2009

Collections on previously sold notes receivable	$(136,685)
Servicing fees received	7,612
Purchases of defaulted receivables	(920)
Resales of foreclosed assets	(14,802)
Remarketing fees received	8,187
Cash received on retained interests in notes receivable sold	43,741
Cash paid to fund required reserve accounts	(1,148)
Purchases of upgraded accounts	(516)

5. Inventory

Our VOI inventory consists of the following (dollars in thousands):

	As of
	December 31, 2010	December 31, 2011

Completed VOI units	$254,479	$218,281
Construction-in-progress	—	1,609
Real estate held for future development	83,205	82,953
	$337,684	$302,843

We review real estate held for future resort development for impairment under the guidelines of ASC 360, which require that such properties be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. No impairment charges were recorded with respect to Bluegreen Resorts’ inventory during any of the periods presented.

See Note 13 for a discussion of the impairment charges we recorded with respect to certain of Bluegreen Communities’ inventory, which is classified as “assets held for sale.”

Interest capitalized to VOI inventory during 2009 was $1.3 million. Interest capitalized to VOI inventory during 2010 and 2011 was insignificant. The interest expense reflected in our consolidated statements of operations is net of capitalized interest.

6. Property and Equipment

Our property and equipment consisted of the following (dollars in thousands):

		As of December 31,
	Useful Lives	2010	2011

Office equipment, furniture and fixtures	3-14 years	$56,049	$57,224
Land, buildings and building improvements	3-30 years	70,606	70,744
Leasehold improvements	2-14 years	11,229	11,293
Transportation and equipment	3-5 years	2,002	1,969
		139,886	141,230
Accumulated depreciation and amortization of leasehold improvements		(66,071)	(71,118)
Total		$73,815	$70,112

7. Debt

Contractual minimum principal payments required on our debt, net of unamortized discount, by type, for each of the five years and thereafter subsequent to December 31, 2011 are shown below (dollars in thousands):

	Lines-of-credit and notes payable	Recourse receivable-backed notes payable	Non-recourse receivable-backed notes payable	Junior subordinated debendures	Total
2012	$67,442	$868	$—	$—	$68,310

2013	4,242	3,930	—	—	8,172

2014	727	53,762	—	—	54,489

2015	12,132	5,641	36,954	—	54,727

2016	258	29,549	—	—	29,807
Thereafter	2,016	16,266	332,360	110,827	461,469
Total	$86,817	$110,016	$369,314	$110,827	$676,974

The minimum contractual payments set forth in the table above may differ from actual payments due to the timing of principal payments required upon (1) the sale of real estate assets that serve as collateral on certain debt (release payments) and (2) cash collections of pledged or transferred notes receivable.

Lines-of-Credit and Notes Payable

We have outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of our inventory and to fund operations. Financial data related to our borrowing facilities is as follows (dollars in thousands):

	As of
	December 31, 2010			December 31, 2011
	Balance	Interest Rate	Carrying Amount of Pledged Assets	Balance	Interest Rate	Carrying Amount of Pledged Assets
RFA AD&C Facility	$52,264	4.76%	$127,460	$21,619	4.80%	$70,640
H4BG Communities Facility	30,842	8.00%	66,925	23,889	8.00%	21,373
Wells Fargo Term Loan	30,776	7.13%	104,747	19,858	7.17%	98,034
Foundation Capital	13,200	8.00%	17,574	12,860	8.00%	15,437
Textron AD&C Facility	9,290	4.50 –4.75%	26,579	3,866	4.75%	9,653
Fifth Third Bank Note Payable	3,154	3.26%	4,680	2,909	3.30%	4,518
Other	2,594	5.00 – 11.03%	2,293	1,816	5.00 – 6.88%	1,705
Total	$142,120		$350,258	$86,817		$221,360

RFA AD&C Facility. This facility was used to finance the acquisition and development of certain of our resorts and currently has one outstanding project loan, which is collateralized by our Bluegreen Club 36TM resort in Las Vegas, Nevada (the “Club 36 Loan”). The maturity date for the Club 36 Loan is June 30, 2012. Principal payments are effected through agreed-upon release prices as timeshare interests in the Club 36 resort that serve as collateral under the facility are sold, subject to periodic minimum required amortization. As of December 31, 2011, we had no availability under this facility. Indebtedness under the facility bears interest at the 30-day LIBOR plus 4.50% (4.80% as of December 31, 2011). During 2011, we repaid $30.6 million of the outstanding balance under this facility, including the repayment in full of a loan collateralized by our Fountains Resort in Orlando, Florida.

H4BG Communities Facility. The H4BG Communities Facility is secured by the real property homesites (and personal property related thereto) at the following Bluegreen Communities projects: Havenwood at Hunter’s Crossing (New Braunfels, Texas); The Bridges at Preston Crossings (Grayson County, Texas); King Oaks (College Station, Texas); Vintage Oaks at the Vineyard (New Braunfels, Texas); and Sanctuary Cove at St. Andrews Sound (Waverly, Georgia). In addition, the H4BG Communities Facility is secured by the following golf courses: The Bridges at Preston Crossings (Grayson County, Texas) and Sanctuary Cove (Waverly, Georgia).

Principal payments are effected through agreed-upon release prices as real estate collateralizing the H4BG Communities Facility is sold, subject to minimum required amortization. The interest rate on the H4BG Communities Facility is the Prime Rate plus 2.0%, subject to the following floors: (1) 8.0% until the balance of the loan is less than or equal to $20 million, and (2) 6.0% thereafter. As the outstanding balance was approximately $23.9 million as of December 31, 2011, the interest rate under the facility as of December 31, 2011 was 8.0%. The H4BG Communities Facility also requires that a fee of $2.0 million be paid to the lender upon the maturity of the facility. During 2011, we repaid $7.0 million of the outstanding balance under this facility.

The facility is scheduled to mature on December 31, 2012, however, if the assets that secure the facility are sold prior to the scheduled maturity date, the facility will mature upon the sale of the assets and the $2.0 million fee described above will also be due at that time. The assets to be sold under the Purchase and Sale Agreement with Southstar include the assets pledged as collateral under this facility.

Wells Fargo Term Loan. On April 30, 2010, we entered into a definitive agreement with Wells Fargo., which amended, restated and consolidated our then existing notes payable and line-of-credit with Wachovia Bank, N.A. into a single term loan with Wells Fargo (the “Wells Fargo Term Loan”). The notes payable and line-of-credit which were consolidated into the Wells Fargo Term Loan had a total outstanding balance of $36.4 million as of April 30, 2010. Under the terms of the agreement, principal payments are effected through agreed-upon release prices as real estate collateralizing the Wells Fargo Term Loan is sold, subject to minimum required amortization. In addition to the resort projects previously pledged as collateral for the various notes payable to Wachovia, we pledged additional timeshare interests, resorts real estate, and the residual interests in certain of our sold VOI notes receivable as collateral for the Wells Fargo Term Loan. As required by the terms of the Wells Fargo Term Loan, Wells Fargo received, as additional collateral, the residual interest in a term securitization transaction we completed in December 2010. The Wells Fargo Term Loan bears interest at the 30-day LIBOR plus 6.87% (7.17% as of December 31, 2011) and was originally scheduled to mature in April 2012. In February 2012, the facility was amended to extend the maturity date to June 2012 and requires four monthly installment payments of $4.5 million beginning March 2012. If the proposed merger with BFC should close prior to the scheduled maturity, all amounts outstanding under the Wells Fargo Term Loan shall be due and payable. During 2011, we repaid $10.9 million under this facility.

Foundation Capital. In 2010, in two separate transactions, we acquired Paradise Point Resort and a 109-acre development parcel, both located in close proximity to the existing Wilderness Club at Big Cedar. A portion of each of the acquisitions was financed with a separate note payable to Foundation Capital Resources, Inc (“Foundation Capital”), with both notes totaling $13.2 million. Both notes payable to Foundation Capital have maturities of five years (the note underlying the 109-acre parcel purchase has a two-year extension provision subject to certain conditions) and bear interest at a rate of 8% for three years, which then adjusts to the lower of Prime plus 4.75% or the lender specified rate, not to exceed 9%. Repayments of the notes will be based upon release payments from future sales of VOIs located on the underlying properties, subject to minimum payments stipulated in the agreements. During 2011 we repaid $0.3 million of the outstanding balance.

Textron AD&C Facility. We had a master acquisition, development and construction facility loan agreement (the “Textron AD&C Facility”) with Textron Financial Corporation (“Textron”). The Textron AD&C Facility was used for resort acquisition and development activities. Interest on the Textron AD&C Facility is equal to the Prime Rate plus 1.25% - 1.50% (4.75% as of December 31, 2011) and is due monthly. The advance period under the Textron AD&C Facility has expired.

The entire outstanding balance under the Textron AD&C facility as of December 31, 2011 of $3.9 million relates to the sub-loan used for the acquisition of our Atlantic Palace Resort in Atlantic City, New Jersey (the “Atlantic Palace Sub-Loan”). Interest on the Atlantic Palace sub-loan is equal to the Prime Rate plus 1.50% and is due monthly. We pay Textron principal payments as we sell timeshare interests that collateralize the Atlantic Palace Sub-Loan, subject to periodic minimum required principal amortization. The final maturity of outstanding borrowings under the Atlantic Palace Sub-Loan is April 2013.

During 2011, we repaid $5.4 million under this facility.

Fifth Third Bank Note Payable. In April 2008, we purchased a building in Myrtle Beach, South Carolina. The purchase price was $4.8 million, of which $3.4 million was financed by a note payable to Fifth Third Bank. Principal and interest on amounts outstanding under the note are payable monthly through maturity in April 2023. The interest rate under the note equals the 30-day LIBOR plus 3.00% (3.30% as of December 31, 2011). During 2011, we repaid $0.2 million under this note.

Receivable-Backed Notes Payable

The balances of our receivable-backed notes payable facilities are as follows (dollars in thousands):

	As of
	December 31, 2010			December 31, 2011
	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables	Debt Balance	Interest Rate	Principal Balance of Pledged/ Secured Receivables
Recourse receivable-backed notes payable:
2008 Liberty Bank Facility	$67,514	6.50%	$77,377	$49,742	6.50%	$60,708
2011 Liberty Bank Facility	—	—	—	10,858	6.50%	13,367
GE Bluegreen/Big Cedar Receivables Facility	23,877	2.01%	29,232	15,551	2.05%	24,512
Legacy Securitization (1)	25,342	12.00%	34,232	17,623	12.00%	25,899
NBA Receivables Facility	18,351	6.75%	22,458	16,758	6.75%	23,064
RFA Receivables Facility	3,159	4.26%	4,451	1,281	4.30%	2,866
Total before discount	138,243		167,750	111,813		150,416
Less unamortized discount on Legacy Securitization	(2,583)		—	(1,797)		—
Total	$135,660		$167,750	$110,016		$150,416

Non-recourse receivable-backed notes payable:

BB&T Purchase Facility	$—	—	$—	$28,810	4.75%	$42,075
GE 2004 Facility (2)	10,150	7.16%	11,709	8,144	7.16%	9,301
2004 Term Securitization (2)	18,722	5.27%	20,540	11,307	5.27%	11,693
2005 Term Securitization (2)	55,888	5.98%	63,527	39,591	5.98%	44,277
GE 2006 Facility (2)	50,596	7.35%	57,988	41,275	7.35%	47,015
2006 Term Securitization (2)	52,716	6.16%	59,415	40,194	6.16%	44,128
2007 Term Securitization (2)	100,953	7.32%	117,379	78,062	7.32%	89,502
2008 Term Securitization (2)	39,624	7.88%	44,889	30,148	7.88%	34,699
2010 Term Securitization	107,514	5.54%	123,662	84,275	5.54%	102,014
Quorum Purchase Facility	108	8.00%	136	7,508	8.00%	9,175
Total	$436,271		$499,245	$369,314		$433,879
Total receivable-backed debt	$571,931		$666,995	$479,330		$584,295

(1)	Legacy Securitization debt bears interest at a coupon rate of 12% and was issued at a discount resulting in an effective yield of 18.5%.

(2)	These receivable-backed notes payable are included in the Other Receivable-Backed Notes Payable section below.

2008 Liberty Bank Facility. We have an outstanding timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial (“2008 Liberty Bank Facility”). Amounts borrowed under the facility and incurred interest are repaid as cash is collected on the pledged receivables. The advance period under the 2008 Liberty Bank Facility has expired, and all outstanding borrowings are scheduled to mature no later than August 27, 2014. Indebtedness under the 2008 Liberty Bank Facility bears interest at the Prime Rate plus 2.25%, subject to a floor of 6.50% (6.50% as of December 31, 2011). During 2011, we repaid $17.8 million on the facility.

2011 Liberty Bank Facility. In February 2011, we entered into a $60.0 million revolving hypothecation facility the (“2011 Liberty Bank Facility”) with certain participants in our 2008 Liberty Bank Facility. The 2011 Liberty Bank Facility provides for an 85% advance on eligible receivables pledged under the facility during a two-year period ending in February 2013, subject to eligible collateral and terms and conditions we believe to be customary for transactions of this type. Availability under the 2011 Liberty Bank Facility is reduced by amounts currently outstanding to certain syndicate participants under the 2008 Liberty Bank Facility ($36.5 million as of December 31, 2011), but as outstanding amounts on the 2008 Liberty Bank Facility amortize over time, the 2011 Liberty Bank Facility will revolve up to $60.0 million. Principal and interest are repaid as cash is collected on the pledged receivables, with the remaining balance due in February 2016. Indebtedness under the 2011 Liberty Bank Facility bears interest at the Prime Rate plus 2.25%, subject to a floor of 6.50% (6.50% as of December 31, 2011).

During 2011, we pledged $14.9 million of VOI notes receivable to this facility and received cash proceeds of $12.7 million. We also repaid $1.8 million on the facility.

The GE Bluegreen/Big Cedar Receivables Facility. The Bluegreen/Big Cedar Joint Venture has an outstanding VOI receivables credit facility with GE (the “GE Bluegreen/Big Cedar Receivables Facility”). Bluegreen Corporation has guaranteed the full payment and performance of the Bluegreen/Big Cedar Joint Venture in connection with the GE Bluegreen/Big Cedar Receivables Facility. The advance period under this facility has expired and all outstanding borrowings are scheduled to mature no later than April 16, 2016. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. Indebtedness under the facility bears interest adjusted monthly at a rate equal to the 30-day LIBOR rate plus 1.75% (2.05% as of December 31, 2011). During 2011, we repaid $8.3 million on this facility.

Legacy Securitization. In September 2010, we completed a securitization transaction of the lowest FICO®-score loans previously financed in the BB&T Purchase Facility discussed below. Substantially all of the timeshare receivables included in this transaction were generated prior to December 15, 2008, the date that we implemented our FICO® score-based credit underwriting program, and had FICO® scores below 600.

In this securitization, BXG Legacy 2010 LLC, a wholly-owned special purpose subsidiary of Bluegreen, issued $27.0 million of notes payable secured by a portfolio of timeshare receivables totaling $36.1 million. While the notes payable have a coupon rate of 12%, they were sold at a $2.7 million discount to yield an effective rate of 18.5%. The notes payable generated gross proceeds to us of $24.3 million (before fees and reserves and expenses we believe to be customary for transactions of this type), which were used to repay a portion of the outstanding balance under the BB&T Purchase Facility. While ownership of the timeshare receivables included in the Legacy Securitization is transferred and sold for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

We guaranteed the principal payments for defaulted vacation ownership loans in the Legacy Securitization at amounts equal to the then-current advance rate inherent in the notes, any shortfalls in monthly interest distributions to the Legacy Securitization investors and any shortfall in the ultimate principal payment on the notes upon their stated maturity in September 2025. During 2010 and 2011, we repaid $1.7 million and $7.7 million, respectively, of the outstanding balance on the Legacy Securitization notes payable, including shortfall payments totaling $0.9 million and $3.8 million, respectively, in connection with our guarantee.

NBA Receivables Facility. In September 2010, Bluegreen/Big Cedar Joint Venture entered into a $20.0 million timeshare notes receivable hypothecation facility with the National Bank of Arizona (“NBA”). Bluegreen Corporation has guaranteed the full payment and performance of Bluegreen/Big Cedar Joint Venture in connection with this facility. The facility provides an 85% advance on eligible receivables, subject to terms and conditions which we believe to be customary for facilities of this type. At the time of closing of the transaction, $23.5 million of eligible receivables were pledged and we received an advance of $20.0 million. The availability period under the facility expired on June 30, 2010; however the facility was amended during May 2011 to allow us to pledge additional timeshare receivables through October 31, 2011, with additional advances not to exceed $5.0 million, subject to a total $20.0 million borrowing limit for all amounts outstanding under the facility.

All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. In addition, the principal balance must be paid down to certain target balances periodically. Indebtedness under this facility bears interest at the 30-day LIBOR plus 5.25%, subject to a floor of 6.75% (6.75% as of December 31, 2011).

The unpaid balance related to advances made prior to the May 2011 amendment, $11.8 million of which was outstanding as of December 31, 2011, matures on September 30, 2017. The unpaid balance related to the additional advances made pursuant to the May 2011 amendment, $5.0 million of which was outstanding as of December 31, 2011, matures on October 31, 2018.

During 2011, we pledged $5.9 million of VOI notes receivable to this facility and received cash proceeds of $5.0 million. We also repaid $6.6 million on this facility.

RFA Receivables Facility. We have an outstanding receivables facility with RFA (the “RFA Receivables Facility”). The advance period under this facility has expired and all outstanding borrowings are scheduled to mature no later than February 2015. The terms of the facility require that we obtain RFA’s consent prior to consummating our proposed merger with BFC. While RFA has indicated that they intend to consent to the merger, if we do not ultimately obtain such consent, the entire outstanding balance under the RFA Receivables Facility, which totaled approximately $1.3 million as of December 31, 2011, would be due and payable upon the closing of the merger. During 2011, we repaid $1.9 million under this facility.

BB&T Purchase Facility. We have a timeshare notes receivable purchase facility with Branch Banking and Trust Company (“BB&T”)(the “BB&T Purchase Facility”). During October 2011, we amended the BB&T Purchase Facility to allow for maximum outstanding borrowings of $50.0 million and extend the revolving advance period from December 17, 2011 to December 17, 2012. The BB&T Purchase Facility provides for the financing of our timeshare receivables at an advance rate of 67.5% through the revolving advance period, subject to the terms of the facility and eligible collateral. The BB&T Purchase Facility matures three years after the expiration of the revolving advance period (such three-year period, the “Term-Out Period”), or earlier as provided under the facility. The interest rate on the BB&T Purchase Facility prior to the commencement of the Term-Out Period is the 30-day LIBOR rate plus 3.5% (4.75% as of December 31, 2011). During the Term-Out Period, the interest rate will be the 30-day LIBOR rate plus 5.5%. The 30-day LIBOR rate is subject to a floor of 1.25%.

Additionally, subject to the terms of the facility, we will receive the excess cash flows generated by the receivables sold (excess meaning after customary payments of fees, interest and principal under the facility) until the commencement of the Term-Out Period, at which point all of the excess cash flow will be paid to BB&T until the outstanding balance is reduced to zero.

While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as secured borrowings. Accordingly, the receivables are reflected as assets and the associated obligations are reflected as liabilities on our balance sheet. The BB&T Purchase Facility is nonrecourse and is not guaranteed by us.

Under these arrangements, the principal and interest payments received from obligors on the receivables sold are generally applied monthly to make interest and principal payments to investors, to pay fees to service providers, and fund required reserves, if any, with the remaining balance of such cash retained by us. During 2011, we pledged $45.7 million of VOI notes receivable to this facility and received cash proceeds of $30.9 million. We also repaid $2.1 million on the facility.

2010 Term Securitization. On December 17, 2010, we completed a private offering and sale of $107.6 million of investment-grade, timeshare loan-backed notes (the “2010 Term Securitization”). The 2010 Term Securitization consisted of the issuance of $88.0 million of A rated and $19.6 million of BBB rated timeshare-loan backed notes with coupon rates of 5.1% and 7.5%, respectively, which blended to a weighted average coupon rate of 5.5%. The advance rate for this transaction was 85.25%. BB&T Capital Markets acted as the sole placement agent and initial purchaser.

The amount of the timeshare receivables sold was $126.2 million, substantially all of which was provided at closing. Through the completion of this private offering, we repaid our then existing BB&T Purchase Facility of approximately $93.6 million, representing all amounts outstanding under the Company’s then existing receivables purchase facility with BB&T, including accrued interest.

While ownership of the timeshare receivables included in the 2010 Term Securitization is transferred and sold for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing. Under these arrangements, the principal and interest payments received from obligors on the receivables sold are generally applied monthly to make interest and principal payments to investors, to pay fees to service providers, and fund required reserves, if any, with the remaining balance of such cash retained by us. During 2011, we repaid $23.2 million on this facility.

The 2010 Term Securitization is non-recourse and is not guaranteed by us.

Quorum Purchase Facility. On December 22, 2010, we entered into a timeshare notes receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”). Pursuant to the terms of the facility and subject to certain conditions precedent, Quorum agreed to purchase eligible timeshare receivables from us or certain of our subsidiaries up to an aggregate $20.0 million purchase price through December 22, 2011. The facility also contemplates for Quorum to have the ability to purchase additional receivables subject to advance rates, fees and other terms to be agreed upon from time to time over and above the initial $20.0 million commitment, pursuant to the terms of the facility and subject to certain conditions precedent. The terms of the Quorum Purchase Facility reflect an 80% advance rate and a program fee rate of 8% per annum. Eligibility requirements for receivables sold include, among others, that the obligors under the timeshare notes receivable sold be members of Quorum at the time of the note sale. Subject to performance of the collateral, we will receive all of the excess cash flows generated by the receivables transferred to Quorum under the facility (excess meaning after payment of customary fees and return of amounts invested by Quorum under the facility on a pro-rata basis as borrowers make payments on their timeshare loans).

While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as secured borrowings. Accordingly, the receivables are reflected as assets and the associated obligations are reflected as liabilities on our balance sheet. The Quorum Purchase Facility is non-recourse and is not guaranteed by us.

During 2011, we pledged $10.1 million of VOI notes receivable to this facility and received cash proceeds of $8.1 million. We also repaid $0.7 million on the facility.

In March 2012, the Quorum Purchase Facility was amended and expanded whereas Quorum agreed to purchase eligible timeshare receivables from us or certain of our subsidiaries up to an aggregate $25.0 million purchase price through March 31, 2013. The amended terms of the Quorum Purchase Facility reflect an 83% advance rate and a program fee rate of 6.5% per annum.

CapitalSource Facility. On September 20, 2011, we entered into a $30.0 million revolving timeshare receivables hypothecation facility (“the CapitalSource Facility”) with CapitalSource Bank. The CapitalSource Facility provides for advances on eligible receivables pledged under the Facility, subject to specified terms and conditions, during the two-year revolving credit period ending in September 2013. Eligible “A” receivables that meet certain eligibility and FICO® score requirements, which we believe are typically consistent with loans originated under our current credit underwriting standards, are subject to an 80% advance rate. The CapitalSource Facility also allows for certain eligible “B” receivables (which have less stringent FICO® score requirements) to be funded at a 45% advance rate. Principal repayments and interest are to be paid as cash is collected on the pledged receivables, subject to future required decreases in the advance rate after the two-year revolving credit period, with the remaining balance being due in September 2016. The CapitalSource Facility bears interest at the 30-day LIBOR plus 5.75%, subject to a LIBOR floor of 0.75% (6.50% as of December 31, 2011). As of December 31, 2011 there were no amounts borrowed and outstanding under this facility.

Other Non-Recourse Receivable-Backed Notes Payable. In addition to the above described facilities, we have other non-recourse securitization debt outstanding, which was originated by us prior to 2010. While the ownership of VOI receivables under these securitizations was transferred for legal purposes, these transfers have been accounted for as secured borrowings since January 1, 2010 and therefore are included on our consolidated balance sheets. Under these arrangements, the principal and interest payments received from obligors on the receivables sold are generally applied monthly to make interest and principal payments to investors, to pay fees to service providers, and to fund required reserves, if any, with the remaining balance of such cash retained by us. During 2011, we repaid $79.9 million under these facilities.

Junior Subordinated Debentures

We have formed statutory business trusts (collectively, the “Trusts”), each of which issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933 and invested the proceeds thereof in our junior subordinated debentures. The Trusts are variable interest entities in which we are not the primary beneficiary as defined by ASC 810. Accordingly, we do not consolidate the operations of the Trusts; instead, the Trusts are accounted for under the equity method of accounting. Our maximum exposure to loss as a result of our involvement with the Trusts is limited to the carrying amount of our equity method investment. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at our option at any time after five years from the issue date or sooner following certain specified events. In addition, we made an initial equity contribution to each Trust in exchange for its common securities, all of which are owned by us, and those proceeds were also used by the applicable Trust to purchase an identical amount of junior subordinated debentures from us. The terms of each Trust’s common securities are nearly identical to the trust preferred securities.

We had the following junior subordinated debentures outstanding at December 31, 2010 and 2011 (dollars in thousands):

Trust	Outstanding Amount of Junior Subordinated Debentures	Initial Equity In Trust (3)	Issue Date	Fixed Interest Rate (1)	Variable Interest Rate (2)	Beginning Optional Redemption Date	Maturity Date
BST I	$23,196	$696	3/15/05	(4)	3-month LIBOR + 4.90% (5.48% as of 12/31/11)	3/30/10	3/30/35
BST II	25,774	774	5/04/05	(5)	3-month LIBOR + 4.85% (5.43% as of 12/31/11)	7/30/10	7/30/35
BST III	10,310	310	5/10/05	(5)	3-month LIBOR + 4.85% (5.43% as of 12/31/11)	7/30/10	7/30/35
BST IV	15,464	464	4/24/06	(6)	3-month LIBOR + 4.85% (5.43% as of 12/31/11)	6/30/11	6/30/36
BST V	15,464	464	7/21/06	(7)	3-month LIBOR + 4.85% (5.43% as of 12/31/11)	9/30/11	9/30/36
BST VI	20,619	619	2/26/07	9.842%	3-month LIBOR + 4.80%	4/30/12	4/30/37
	$110,827	$3,327

(1)	Both the trust preferred securities and junior subordinated debentures bear interest at a fixed interest rate from the issue date through the beginning optional redemption date.

(2)	Both the trust preferred securities and junior subordinated debentures bear interest at a variable interest rate from the beginning optional redemption date through the maturity date.

(3)	Initial equity in trust is recorded as part of other assets in our consolidated balance sheets.

(4)

On March 30, 2010, the interest rates on the securities issued by Bluegreen Statutory Trust (“BST”) I contractually changed from a fixed-rate of 9.160% to a variable rate equal to the 3-month LIBOR + 4.90% (5.48% as of December 31, 2011).

(5)

On July 30, 2010, the interest rate on the securities issued by BST II and BST III contractually changed from a fixed- rate of 9.158% and 9.193%, respectively, to a variable rate equal to the 3-month LIBOR + 4.85% (5.43% as of December 31, 2011).

(6)

On June 30, 2011, the interest rate on the securities issued by BST IV contractually changed from a fixed-rate of 10.13% to a variable rate equal to the 3-month LIBOR plus 4.85% (5.43% as of December 31, 2011).

(7)

On September 30, 2011, the interest rate on the securities issued by BST V contractually changed from a fixed-rate of 10.28% to a variable rate equal to the 3-month LIBOR plus 4.85% (5.43% as of December 31, 2011).

As of December 31, 2011, we were in compliance with all applicable debt covenants under our debt instruments.

8. Fair Value of Financial Instruments

We used the following methods and assumptions in estimating the fair values of our financial instruments:

Unrestricted cash and cash equivalents. The amounts reported in our consolidated balance sheets for cash and cash equivalents approximate fair value.

Restricted cash. The amounts reported in our consolidated balance sheets for restricted cash approximate fair value.

Notes receivable. The fair values of our notes receivable are based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

Lines-of-credit, notes payable, and receivable-backed notes payable. The amounts reported in our consolidated balance sheets approximate fair value for indebtedness that provides for variable interest rates. The fair value of our fixed-rate, receivable-backed notes payable was determined by discounting the net cash outflows estimated to be used to repay the debt. These obligations are to be satisfied using the proceeds from the consumer loans that secure these obligations.

Junior subordinated debentures. The fair values of our junior subordinated debentures are based on the discounted value of contractual cash flows at a market discount rate or based on market price quotes from the over-the-counter bond market.

The carrying amounts and estimated fair value of our financial instruments are as follows (dollars in thousands):

	As of December 31, 2010		As of December 31, 2011
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Unrestricted cash and cash equivalents	$72,085	$72,085	$80,931	$80,931
Restricted cash	53,922	53,922	51,125	51,125
Notes receivable, net	568,985	619,000	512,517	558,000
Lines-of-credit, notes payable, and receivable-backed notes payable	714,051	702,274	566,147	554,000
Junior subordinated debentures	110,827	68,100	110,827	53,000

9. Common Stock and Stock Option Plans

Bluegreen Corporation 2008 Stock Incentive Plan

The 2008 Stock Incentive Plan (the “2008 Plan”) provides for the issuance of restricted stock awards and for the grant of options to purchase shares of our common stock. Any shares subject to stock awards or option grants under the plan which expire or are terminated, forfeited, or canceled without having been exercised or vested in full are available for further grant under the 2008 Plan. During 2009, the 2008 Plan was amended to, among other things, increase the aggregate number of shares available for grant under the 2008 Plan from 4.0 million shares to 10.0 million shares. As of December 31, 2011, 9.3 million shares were available for grant under the 2008 Plan.

Share-Based Compensation

Under the 2008 Plan, options and shares of restricted stock can be granted with various vesting periods. The options granted to date under the 2008 Plan generally expire ten years from the date of grant, subject to alternative expiration dates under certain circumstances for non-employee director grants. Our options were granted at exercise prices that either equaled or exceeded the quoted market price of our common stock on the date of grant.

Options and restricted stock granted to employees generally vest 100% on the five-year anniversary of the date of grant. Options granted to non-employee directors generally vest immediately upon grant, while restricted stock granted to non-employee directors generally vests pro-rata on a monthly basis over a one year period from the date of grant. Certain restricted stock granted during 2008 to our Chairman and Vice Chairman are scheduled to vest on the five-year anniversary of the date of grant, subject to accelerated vesting pursuant to change in control provisions included in the terms of the award agreements. Our proposed merger with BFC, if consummated, will not trigger the accelerated vesting of these restricted stock awards.

During the year ended December 31, 2009, we granted to non-employee directors 119,459 stock options having an aggregate grant date fair value of $0.2 million and 92,728 shares of restricted stock having a grant date fair value of $0.3 million. There were no grants of stock-based awards during 2010 or 2011.

During October 2011, the Compensation Committee of our Board of Directors accelerated the vesting of options previously granted to certain of our employees under the 2008 Plan to purchase an aggregate of 695,000 shares of our common stock at an exercise price of $7.50 per share. As a result of this acceleration, all such stock options fully vested on October 26, 2011. As a result of this modification, all of the $0.7 million of remaining unrecognized compensation related to these options was recognized in 2011.

In addition, during November 2011, stock option agreement amendments were entered into with respect to options previously granted to certain individuals under the 2008 Plan and our 2005 Stock Incentive Plan (the “2005 Plan”). Under the terms of the amendments, the affected options held by these individuals, which in the aggregate entitled them to purchase 1,130,000 shares of our common stock (including the aforementioned fully vested options to acquire 695,000 shares) and were initially scheduled to expire in 2015, or for certain of the options, 2016, expired on November 25, 2011.

In November 2011, we also entered into agreements with certain individuals holding unvested restricted shares of our common stock previously granted to them under the 2005 Plan and the 2008 Plan. Under the terms of the agreements, an aggregate of 1,077,112 unvested restricted shares of our common stock were relinquished by these individuals and canceled in exchange for an aggregate cash payment of $1.5 million, to be made to the individuals in two equal installments. The first installment owed to the individuals was paid in December 2011, with the remainder due by December 31, 2012, subject to continued employment with us (except in the case of the individual’s death or disability). This transaction was accounted for as a modification under the provisions of ASC 718, Compensation-Stock Compensation and the modified award is considered a liability. As the cash payment provided for in connection with the liability awards was less than the fair value of the original awards immediately prior to the modification, the total compensation expense recognized in connection with the awards was based on the original grant date fair values and will be recognized ratably through the end of the service period of the liability awards (December 31, 2012).

Total stock-based compensation expense, including amounts payable under the liability awards for non-employee directors and employees, during the years ended December 31, 2009, 2010, and 2011 was $4.4 million, $2.6 million and $3.8 million, respectively. The following table sets forth certain information related to our estimated unrecognized compensation for our stock-based awards as of December 31, 2011:

	Weighted Average Remaining Recognition	Unrecognized Compensation
	(In years)	(In 000’s)

Stock Option Awards	1.1	$267
Restricted Stock Awards	1.0	$2,495	(1)

(1)

Includes unrecognized compensation related to restricted shares that were modified to liability awards, as such expense will continue to be recognized over the remaining service period of the liability award. See discussion above for further information.

The activity related to stock options during 2010 and 2011 was as follows:

	Outstanding Options	Weighted Average Exercise Price Per Share	Number of Shares Exercisable	Aggregate Intrinsic Value
	(000’s)		(000’s)
Balance at December 31, 2010	2,717	$9.53	1,310	$91,396
Granted	—	$—
Forfeited	—	$—
Expired (1)	(1,145)	$10.63
Exercised	(67)	$2.52
Balance at December 31, 2011	1,505	$9.03	1,163	$5,546

(1)	Includes the 1,130,000 options which expired on November 25, 2011 pursuant to the stock option agreement amendments described above.

During the years ended December 31, 2009, 2010 and 2011, the grant-date fair value of stock options that vested was approximately $0.2 million, $4.0 million, and $4.7 million, respectively. The aggregate intrinsic value of our stock options outstanding and exercisable was less than $0.1 million as of December 31, 2010 and 2011. No stock options were exercised during 2009 or 2010. The total intrinsic value of our stock options exercised during 2011 was $0.1 million.

The weighted-average exercise prices and weighted-average remaining contractual lives of our outstanding stock options at December 31, 2011 (grouped by range of exercise prices) were:

	Number of Options (In 000’s)	Number of Vested Options (In 000’s )	Weighted- Average Remaining Contractual Term (In years)	Weighted- Average Exercise Price	Weigted- Average Exercise Price (Vested Only)
$2.75 - $3.00	93	93	7.6	$2.75	$2.75
$3.01 - $4.52	373	373	0.8	$3.46	$3.46
$4.53 - $10.20	405	163	4.1	$7.31	$5.92
$10.21 - $18.36	634	534	4.3	$14.33	$14.76
	1,505	1,163	3.6	$9.03	$8.95

The activity related to unvested restricted stock awards during 2010 and 2011 was as follows:

Non-vested Restricted Shares	Number of Shares (In 000’s)	Weighted-Average Grant-Date Fair Value per Share
Unvested at December 31, 2010	1,327	$8.14
Granted	—	$—
Vested	—	$—
Forfeited	—	$—
Cancelled in connection with modification to a liability award (1)	(1,077)	$8.07
Unvested at December 31, 2011	250	$8.47

(1)	See the discussion regarding the November 2011 agreements relating to the cancellation of these restricted stock awards above.

Shareholders’ Rights Plan

On July 27, 2006, the Company’s Board of Directors authorized the adoption of the rights agreement (the “Rights Agreement”) and declared a dividend of one preferred share purchase right for each outstanding share of the Company’s common stock. The Board of Directors authorized the adoption of the Rights Agreement to protect shareholders from coercive or otherwise unfair takeover tactics. In general terms, the Rights Agreement imposes a significant penalty upon any person or group which acquires beneficial ownership of 10% or more of the Company’s outstanding common stock without the prior approval of the Company’s Board of Directors. We and our subsidiaries are excluded from the operation of the Rights Agreement, as well as our employee benefit plans or any of its subsidiaries and any entity holding common stock for or pursuant to the terms of any such employee benefit plan, and BFC and its affiliates, successors and assigns. In addition, our Board of Directors has approved the proposed merger with BFC, which, under the terms of the Rights Agreement, makes the Rights Agreement inapplicable to the merger, and we have agreed to terminate the Rights Agreement upon consummation of the merger.

10. Commitments and Contingencies

At December 31, 2011, the estimated cost to satisfy our development obligations related to resorts or subdivisions in which we sold inventory was approximately $6.0 million for Bluegreen Resorts. We also estimate that the cash required to satisfy our obligations related to Bluegreen Communities projects that were substantially sold-out and as a result are not part of the sale to Southstar is approximately $0.7 million as of December 31, 2011.

Rent expense, including rent expense related to our discontinued operations, for the years ended December 31, 2009, 2010, and 2011 totaled approximately $12.9 million, $11.9 million and $11.6 million, respectively. Lease commitments under these and our various other non-cancelable operating leases for each of the five years subsequent to December 31, 2011 and thereafter are as follows (in thousands):

2012	$6,117
2013	5,881
2014	5,778
2015	5,760
2016	5,759
Thereafter	22,204
Total future minimum lease payments	$51,499

In the ordinary course of our business, we become subject to claims or proceedings from time to time relating to the purchase, sale or financing of VOIs or other resort operations. We are also subject to matters relating to Bluegreen Communities’ business, which we now report as discontinued operations. Additionally, from time to time, we become involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. From time to time in the ordinary course of business, we also receive individual consumer complaints, as well as complaints received through regulatory and consumer agencies, including Offices of State Attorney Generals. We take these matters seriously and attempt to resolve any such issues as they arise. Unless otherwise described below, we believe that these claims are routine litigation incidental to our business.

Reserves are accrued for matters in which we believe it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. As of December 31, 2011 we had accrued $2.6 million for matters which we believe meet these criteria. The actual costs of resolving these legal claims may be substantially higher than the amounts accrued for these claims. Management is not at this time able to estimate a range of reasonably possible losses with respect to these matters in which it is reasonably possible that a loss will occur. In certain matters, we are unable to estimate the loss or reasonable range of loss until additional developments provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters, the claims are broad and the plaintiffs have not quantified or factually supported their claim.

For those matters in which we believe a loss is probable, we believe that the aggregate liability in excess of the aggregate amount accrued will not have a material impact on our financial statements.

Bluegreen Corporation

Between November 16, 2011 and February 13, 2012, seven purported class action lawsuits related to our proposed merger with BFC were filed against Bluegreen Corporation, the members of our board of directors and BFC. As described below, four of these lawsuits have been consolidated into a single action in Florida. The other three lawsuits, which were filed in Massachusetts, have been stayed. The lawsuits seek to enjoin the merger or, if it is completed, to recover relief as determined by the presiding court to be appropriate. Further information regarding each of these lawsuits is set forth below.

The four Florida lawsuits have been consolidated into an action styled Richard Harriman, on behalf of himself and all others similarly situated, v. Bluegreen Corporation, Alan B. Levan, John E. Abdo, Norman H. Becker, Lawrence A. Cirillo, Mark A. Nerenhausen, Arnold Sevell, James R. Allmand III, Orlando Sharpe, BFC Financial Corporation and BXG Florida, LLC. On December 22, 2011, the plaintiffs filed an amended complaint in the consolidated action which alleges that the individual director defendants breached their fiduciary duties by (i) agreeing to sell Bluegreen Corporation without first taking steps to ensure adequate, fair and maximum consideration, (ii) engineering a transaction to benefit themselves and not the shareholders, and (iii) failing to protect the interests of our minority shareholders. The amended complaint further alleges that BFC aided and abetted the individual director defendants’ alleged breaches of fiduciary duties. The amended complaint seeks declaratory and injunctive relief, along with damages and attorneys’ fees and costs.

The three Massachusetts lawsuits were filed in the Superior Court for Suffolk County in the Commonwealth of Massachusetts and make substantially the same allegations and claims as in the Florida cases. These three lawsuits are styled as follows: Gaetano Bellavista Caltagirone, on behalf of himself and all others similarly situated, v. Bluegreen Corporation, Alan B. Levan, John E. Abdo, Norman H. Becker, Lawrence A. Cirillo, Mark A. Nerenhausen, Arnold Sevell, James R. Allmand III, Orlando Sharpe, BFC Financial Corporation and BXG Florida, LLC (filed on November 16, 2011); Alan W. Weber and J.B. Capital Partners L.P., on behalf of themselves and all others similarly situated, v. Bluegreen Corporation, Alan B. Levan, John E. Abdo, Norman H. Becker, Lawrence A. Cirillo, Mark A. Nerenhausen, Arnold Sevell, James R. Allmand III, Orlando Sharpe, BFC Financial Corporation and BXG Florida, LLC (filed on November 29, 2011); and Barry Fieldman, as Trustee for the Barry & Amy Fieldman Family Trust, on behalf of themselves and all others similarly situated, v. Bluegreen Corporation, Alan B. Levan, John E. Abdo, Norman H. Becker, Lawrence A. Cirillo, Mark A. Nerenhausen, Arnold Sevell, James R. Allmand III, Orlando Sharpe, BFC Financial Corporation and BXG Florida, LLC (filed on December 6, 2011). On January 17, 2012, the Massachusetts court stayed all three actions for six months in favor of the consolidated action proceeding in Florida.

We believe that these lawsuits are without merit and intend to defend against them vigorously.

Bluegreen Resorts

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $0.7 million of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. We believe the attempt to impose such a tax is contrary to Tennessee law and have vigorously opposed such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference. By letter dated May 25, 2011, the State of Tennessee Department of Revenue issued a decision in which it held that two of the three types of transactions in question were taxable. The State of Tennessee Department of Revenue confirmed that we had already remitted the proper amount of sales tax due on one of the two types of taxable transactions, but has taken the position that we owed a total of $0.7 million in taxes and interest based on the second type of transaction. On August 1, 2011 we filed suit in the Chancery Court of Davidson County, Tennessee for the purpose of invalidating and setting aside the tax assessment made against us by the State of Tennessee Department of Revenue.

In Case No. 2006-Ca-3374, styled Joseph M. Scheyd, Jr., P.A. vs. Bluegreen Vacations Unlimited, Inc.; Hubert A. Laird; and MSB of Destin, Inc., in the Circuit Court of the First Judicial Circuit in and for Okaloosa County, Florida, during 2006, Joseph M. Scheyd, Jr., P.A., as escrow agent, brought an interpleader action seeking a determination as to whether we, as purchaser, or Hubert A. Laird and MSB of Destin, Inc., as seller, were entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. We maintain that our decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and that we are therefore entitled to a return of the full escrow deposit. On June 1, 2011, the trial court made a finding that we breached the purchase and sale contract and that the plaintiff was entitled to the escrow deposit and all accrued interest. We have filed a notice of appeal with the First

District Court of Appeal seeking to appeal the trial court’s decision. The escrow deposit and all accrued interest have been placed in the appropriate Court registry pending the outcome of the appeal.

The Office of the Attorney General for the State of Florida (the “AGSF”) has advised us that it has accumulated a number of consumer complaints since 2005 against us and/or our affiliates related to timeshare sales and marketing, and has requested that we propose a resolution on a collective basis of any outstanding complaints. The AGSF has also requested that we enter into a written agreement, the terms of which we are presently negotiating with the AGSF, in which to establish a process and timeframe for determining consumer eligibility for relief (including, where applicable, monetary restitution). We have determined that many of these complaints were previously addressed and/or resolved. We are cooperating with the State and do not believe this matter will have a material effect on our results of operations, financial condition or on our sales and marketing activities in Florida.

Bluegreen Communities

The matters described below relate to Bluegreen Communities’ business, which is reported as a discontinued operation. However, as the Purchase and Sale Agreement with Southstar relating to the proposed sale of substantially all of the assets of Bluegreen Communities (as further described in Note 13) is structured as an asset sale and Southstar has not agreed to assume the liabilities related to the matters described below, these matters would be retained by us even if the transaction is consummated.

Bluegreen Southwest One, L.P. (“Southwest”), a subsidiary of Bluegreen Corporation, is the developer of the Mountain Lakes subdivision in Texas. In Case No. 28006, styled Betty Yvon Lesley et a1. v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al., in the 266th Judicial District Court, Erath County, Texas, the plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. The order granting the plaintiffs’ motion was severed into Case No. 28769, styled Betty Yvon Lesley et a1. v. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al. in the 266th Judicial District Court, Erath County, Texas. Southwest appealed the trial court’s ruling. On January 22, 2009, in Bluegreen Southwest One, L.P. et al. v. Betty Yvon Lesley et al., in the 11th Court of Appeals, Eastland, Texas, the Appellate Court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On September 15, 2010, the Court heard oral arguments on whether to reverse or affirm the Appellate Court’s decision. On August 26, 2011, the Texas Supreme Court issued its opinion affirming the Appellate Court’s decision in part and reversing it in part. The Texas Supreme Court held that Southwest did not breach any covenants in the deed, but did breach a duty to the plaintiffs by filing restrictive covenants in connection with the development of the property which prohibited mineral development, and that the appropriate remedy was cancellation of the restrictive covenants. The Texas Supreme Court further ruled that the Plaintiffs have no right of ingress to, or egress from, the subdivision, and that Southwest’s inaction in not leasing the mineral rights was not, by itself, a breach of a duty. The Texas Supreme Court remanded the case to the trial court for disposition consistent with its decision. No information is available as to when the trial court will render its ruling. Separately, as a result of the Texas Supreme Court’s decision invalidating the restrictive covenants prohibiting mineral development within the subdivision, certain lot owners within Mountain Lakes filed a cross-claim against Southwest alleging fraud, negligence and a violation of deceptive trade practices laws based on a claim that the invalidation of the restrictive covenants has caused devaluation of their residential lots and other economic damages. Southwest intends to vigorously defend itself against these allegations.

On June 3, 2010, in Case No. 16-2009-CA-008028, styled Community Cable Service, LLC v. Bluegreen Communities of Georgia, LLC and Sanctuary Cove at St. Andrews Sound Community Association, Inc., a/k/a Sanctuary Cove Home Developers Association, Inc., in the Circuit Court of the Fourth Judicial Circuit in and for Duval County, Florida, the plaintiffs filed suit alleging breach by Bluegreen Communities of Georgia and the community association of a bulk cable TV services contract at Bluegreen Communities’ Sanctuary Cove single family residential community. In its complaint, the plaintiffs alleged that unpaid bulk cable fees were due from the defendants, and that the non-payment of fees continued to accrue on a monthly basis. Bluegreen Communities of Georgia and the community association responded that the plaintiffs breached the parties’ contract. On November 4, 2011, an agreement was executed by the parties to settle the matter. Pursuant to the terms of the settlement agreement, Bluegreen Communities of Georgia and the community association agreed to make payments to the plaintiffs, with Bluegreen Communities of Georgia making payment over a four-year period (as described below), and the plaintiffs agreed to dismiss the lawsuit, release the defendants from any other obligations relating to the matter, and convey the bulk cable system to the community association for use by its residents. Under the terms of the settlement agreement the community association made a payment to the plaintiffs of $250,000, and Bluegreen Communities of Georgia has agreed to make three annual payments to the plaintiffs of $150,000 each and a payment of $125,000 during the fourth year. Bluegreen Corporation has guaranteed Bluegreen Communities of Georgia’s obligations under the settlement agreement. Bluegreen Communities of Georgia has made the payment owed by it under the settlement agreement for the first year of the four-year payment period.

On September 18, 2011, in Case No. T-7663A, styled The County of Comal, Texas vs. Bluegreen Southwest One, LP et al, in the District Court of the 22nd Judicial District, Comal County, Texas, The County of Comal, Texas, collecting property taxes for itself and for various local taxing districts, brought suit for the collection of delinquent taxes alleged to be due, including interest, penalties and costs totaling approximately $0.9 million. On September 28, 2011, Southwest answered the complaint and alleged it was entitled to an abatement of the proceeding because it has filed administrative protests with the Comal County Appraisal Review Board. On March 12, 2012, Bluegreen learned that Comal County filed a motion to Dismiss the lawsuit without prejudice, and the Comal County Tax Collector’s Office issued revised tax certificates indicating that no past due taxes were due on the properties in question. As of the filing date of this report, Comal County has not indicated whether it intends to re-institute a claim for rollback taxes.

11. Income Taxes

Our provision (benefit) for income taxes attributable to continuing operations consists of the following (in thousands):

	Year Ended
	December 31, 2009	December 31, 2010	December 31, 2011

Federal:
Current	$2,314	$8,487	$7,237
Deferred	2,665	(7,146)	13,217
	$4,979	$1,341	$20,454

State and Other:
Current	$56	$1,936	$2,812
Deferred	989	(538)	(2,611)
	1,045	1,398	201
Total	$6,024	$2,739	$20,655

The reasons for the difference between our provision (benefit) for income taxes and the amount that results from applying the federal statutory tax rate to income from continuing operations before provision (benefit) for income taxes are as follows (in thousands):

	For the Year Ended
	December 31, 2009	December 31, 2010	December 31, 2011

Income tax expense at statutory rate	$9,131	$1,800	$17,139
Effect of state taxes, net of federal tax benefit	37	1,259	1,100
Effect of state rate changes on net deferred liabilities	1,676	538	(1,549)
Change in valuation allowance	(688)	(1,075)	54
Non-deductible items	(4,130)	219	3,912
Other	(2)	(2)	(1)
Total	$6,024	$2,739	$20,655

Our deferred income taxes consist of the following components (in thousands):

	As of
	December 31, 2010	December 31, 2011

Deferred federal and state tax liabilities (assets):
Installment sales treatment VOI of notes receivable	$213,154	$182,120
Deferred federal and state loss carryforwards/AMT credits (net of valuation allowance of $2.6 million and $3.8 million as of December 31, 2010 and 2011, respectively)	(107,106)	(81,159)
Book reserves for loan losses and inventory	(78,196)	(83,295)
Tax over (under) book depreciation	(43)	517
Deferral of VOI sales and costs under timeshare accounting	12,185	11,054
Deferred rent	(2,719)	(2,199)
Accrued contingencies	(1,646)	(981)
Accrued liabilities	(2,132)	(3,462)
Goodwill	(1,757)	(1,585)
Stock-based compensation	(5,112)	(2,273)
Other	(1,023)	(2,961)
Deferred income taxes	$25,605	$15,776

Total deferred federal and state tax liabilities	$225,339	$193,691
Total deferred federal and state tax assets	(199,734)	(177,915)
Deferred income taxes	$25,605	$15,776

As of December 31, 2011, we had federal net operating loss carryforwards related to continuing operations of approximately $71.4 million, which expire at various periods from 2024 through 2031, and alternative minimum tax credit carryforwards related to continuing operations of approximately $42.6 million, which never expire. Additionally, as of December 31, 2011, we had state operating loss carryforwards of approximately $419.8 million, which expire from 2012 through 2031.

Internal Revenue Code Section 382 addresses limitations on the use of net operating loss carryforwards following a change in ownership, as defined in Section 382. We do not believe that any such ownership change occurred during 2010 or 2011. If our interpretation were found to be incorrect, there would be significant limitations placed on these carryforwards which would result in an increase in the Company’s tax liability and a reduction of its net income.

We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With certain exceptions, we are no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2007.

We evaluate our tax positions based upon guidelines of ASC 740-10, Income Tax, which clarifies the accounting for uncertainty in tax positions. Based on an evaluation of uncertain tax provisions, we are required to measure tax benefits based on the largest amount of benefit that is greater than 50% likely of being realized upon settlement. In accordance with our accounting policy, we recognize interest and penalties related to unrecognized taxes as a component of general and administrative expenses.

In April 2010, we received notice from the Internal Revenue Service that the 2008 federal partnership return for one of our wholly-owned subsidiaries, Bluegreen Southwest One, L.P., was selected for audit. In August 2010, we received notice from the Internal Revenue Service that this examination was completed without adjustment.

In August 2010, we received notice from the Texas Comptroller of Public Accounts that our Franchise Tax Report for the year ended December 31, 2008 was selected for audit. The field work for this audit was completed in April 2011. In July 2011, we paid an assessment of $30,000 to resolve and close the audit.

In May 2009, we received a notice from the North Carolina Department of Revenue informing us of its proposal to assess us for taxes, interest, and penalties related to our corporate income tax returns for fiscal years 2004, 2005, and 2006. In March 2010, we paid interest totaling $0.1 million and received a notice from the North Carolina Department of Revenue that the tax years 2004, 2005 and 2006 were now closed. In August 2011, we received an additional notice from the North Carolina Department of Revenue that our Income/Franchise Tax Returns for the years ended December 31, 2007 through 2009 were selected for audit. The field work for this audit was completed in October 2011. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In May 2010, we received notice from the Minnesota Department of Revenue that Bluegreen Vacations Unlimited, Inc.’s Corporation Franchise Tax Returns for the years ended December 31, 2006 through 2008 were selected for audit. The audit field work has not yet been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In March 2011, we received notice from the Minnesota Department of Revenue that our Franchise Tax Returns for the years ended December 31, 2007 through 2009 were selected for audit. The audit field work has not yet been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In March 2012, we received notice from the Minnesota Department of Revenue that Bluegreen Resorts Management Inc.’s Franchise Tax Returns for the years ended December 31, 2007 through 2010 were selected for audit. The audit field work has not yet been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In April 2011, we received notice from the Indiana Department of Revenue that our Income Tax Returns for the years ended December 31, 2007 through 2009 were selected for audit. The field work for this audit was completed in June 2011. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In August 2011, we received notice from the Wisconsin Department of Revenue that our Income/Franchise Tax Return for the year ended December 31, 2007 was selected for audit. The audit field work has not been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

In November 2011, we received notice from the Alabama Department of Revenue that Bluegreen Resorts Management Inc.’s Business Income Tax Forms for the years ended December 31, 2008 and 2009 were selected for audit. In December 2011, we received additional correspondence from the Department that expanded the scope of this audit to include Bluegreen Resorts Management Inc. and Resort Title Agency, Inc.’s Business Income Tax Form for the year ended December 31, 2010. The audit field work has not been scheduled. While there is no assurance as to the results of the audit, we do not currently anticipate any material adjustments in connection with this examination.

As of December 31, 2011, we did not have any significant amounts accrued for interest and penalties, and we had no significant amounts recorded for uncertain tax positions.

As described in Note 2, we recorded a one-time, non-cash pre-tax reduction to shareholders’ equity of approximately $60.7 million in conjunction with the adoption of ASU 2009-16 and 2009-17 as of January 1, 2010. That amount included a $35.0 million reduction in our net deferred income tax liability.

During 2009, we exercised our servicer option relating to the 2002 Term Securitization to redeem all classes of notes subject to the securitization as of May 8, 2009, which resulted in a reduction to our income tax provision of $4.6 million on the consolidated statement of operations for the year ended December 31, 2009.

In addition to changes in our mix of earnings, our effective tax rate in 2011 was negatively impacted by the expiration of stock options in November 2011. In accordance with GAAP, we previously recognized compensation expense related to these expired stock options but such expense is not deductible for income tax purposes.

12. Employee Retirement Savings Plan and Other Employee Matters

Our Employee Retirement Plan (the “Retirement Plan”) is an Internal Revenue Code section 401(k) Retirement Savings Plan. Historically, all U.S.-based employees at least 21 years of age with at least one year of employment with us were eligible to participate in the Retirement Plan. During January 2012, the Retirement Plan was amended to decrease the length of employment eligibility requirement to three months. The Retirement Plan provides for an annual employer discretionary matching contribution. We did not make any contributions in 2009, 2010 or 2011.

13. Discontinued Operations

On June 30, 2011, our Board of Directors made a determination to seek to sell Bluegreen Communities, or all or substantially all of its assets. As a consequence, it was determined that Bluegreen Communities, which had previously been presented as a separate reporting segment, met the criteria for classification as a discontinued operation, and the majority of Bluegreen Communities assets met the criteria for classification as “assets held for sale.” The assets held for sale primarily consist of Bluegreen Communities’ real estate assets valued on our books at $87.8 million and $28.6 million as of December 31, 2010 and December 31, 2011, respectively. The decrease in the carrying amount of the assets held for sale is primarily the result of a $59.1 million non-cash charge recorded during the year ended December 31, 2011 to write down the value of Bluegreen Communities’ assets to estimated fair value less cost to sell. The fair value as of December 31, 2011 of Bluegreen Communities’ assets held for sale was derived based on the sale price under the Purchase and Sale Agreement, as amended, (Level 3) discussed below.

On October 12, 2011, a Purchase and Sale Agreement was entered into between seven of our subsidiaries and Southstar. The agreement, as amended, provides for the sale to Southstar of substantially all of the assets that comprise Bluegreen Communities for a purchase price of $29.0 million in cash. Assets excluded from the sale primarily include Bluegreen Communities’ notes receivable portfolio and Bluegreen or Bluegreen Communities subsidiaries will generally remain responsible for commitments and liabilities relating to previously completed developments and assets not sold to Southstar. Southstar also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the agreement) it receives upon its sale, if any, of two specified parcels of real estate to be purchased by Southstar under the agreement. As the transaction is an asset sale, liabilities not assumed by Southstar under the agreement and liabilities related to Bluegreen Communities’ operations prior to the closing of the transaction will be retained by our subsidiaries.

Under the terms of the agreement, as amended, Southstar has delivered cash deposits totaling $4.5 million, as of the date of this filing, $50,000 of which is non-refundable and the remainder of which is being held in escrow pending closing and will only be refunded to Southstar in the event the transaction is not consummated as a result of a breach of the agreement by one or more of our subsidiaries which is not timely cured.

The agreement contains certain representations and warranties on the part of our subsidiaries and Southstar which we believe to be customary for transactions of this nature, as well as certain covenants, including non-competition and other restrictive covenants. The agreement, as amended, provides for the transaction to be consummated no later than April 30, 2012. The closing of the transaction remains subject to the parties’ receipt of all required consents and certain other customary closing conditions, including the performance by the parties of their respective obligations under the agreement. While Southstar’s receipt of financing is not a closing condition under the agreement, Southstar has advised us that it has obtained financing in order to close the transaction.

Below are the results of discontinued operations for the years ended December 31, 2009, 2010 and 2011 (dollars in thousands):

	For the Year Ended December 31,
	2009		2010		2011

Revenues of discontinued operations	$25,447		$13,447		$10,994
Cost of discontinued operations	(47,226)	(1)	(80,533)	(1)	(16,067)
Loss on the disposal of golf courses	(10,544)		—		—
Loss on assets held for sale	—		—		(61,959)
Interest expense	(3,934)		(4,250)		(2,956)
Loss from discontinued operations before benefit for income taxes	(36,257)		(71,336)		(69,988)
Benefit for income taxes	12,621		24,966		24,423
Loss from discontinued operations, net	$(23,636)		$(46,370)		$(45,565)

(1)	Includes non-cash inventory impairment charges of $13.2 million and $54.6 million during 2009 and 2010, respectively. See additional information below.

Loss from discontinued operations during December 31, 2011 includes a loss on assets held for sale of approximately $62.0 million. While fair value of the assets held for sale as of December 31, 2011 was derived from the sale price under the Purchase and Sale Agreement described above, the transaction may not be consummated on the contemplated terms or at all. As a result, additional losses, which may be significant, may be incurred in the future to the extent that actual sales proceeds from the disposition of assets held for sale are materially different from their estimated fair value.

As a result of a continued low volume of sales, reduced prices, and the impact of reduced sales on the forecasted sell-out period of Bluegreen Communities’ projects, we recorded non-cash charges (included in cost of discontinued operations) of approximately $13.2 million and $19.6 million during the years ended December 31, 2009 and 2010, respectively, to write-down the carrying amount of completed Bluegreen Communities’ properties to their estimated fair value less costs to sell. As of December 31, 2010, we evaluated the carrying value of Bluegreen Communities’ undeveloped inventory based upon the probability weighted average cash flows at various outcomes, including the development and sale of such inventory as retail homesites. In connection with this analysis we determined that the carrying amounts of those homesites would not be recovered by estimated future cash flows and as a result, we recorded an impairment charge (included in cost of discontinued operations) of $35.0 million to write down the carrying amount of certain undeveloped phases in several of Bluegreen Communities’ properties to fair value.

We estimated the fair value of the underlying properties based on either the prices of comparable properties or our analysis of their estimated future cash flows (Level 3 inputs), discounted at rates commensurate with the risk inherent in the property. We estimated future cash flows based upon our expectations of performance given current and projected forecasts of the economy and real estate markets in general. On December 30, 2009, we sold four golf courses located in North Carolina and Virginia for an aggregate purchase price of approximately $9.8 million. In connection with these sales, we recognized a pre-tax loss on disposal of approximately $10.5 million.

Also included in results of discontinued operations in each of the periods presented is interest expense primarily on the H4BG Communities Facility as certain of the assets classified as held for sale serve as collateral under this facility. Under the terms of the facility, the entire amount of the debt outstanding under the facility ($23.9 million as of December 31, 2011), and a $2.0 million deferred fee, would be required to be repaid upon the sale of the respective assets.

Interest capitalized to homesite inventory during the year ended December 31, 2009 was $0.4 million. Interest capitalized to homesite inventory during the years ended December 31, 2010 and 2011 was insignificant. The interest expense reflected above is net of capitalized interest.

14. Related Party Transactions

BFC beneficially owns approximately 54% of our common stock. In addition, Alan B. Levan and John E. Abdo, our Chairman and Vice Chairman, respectively, serve as Chairman, Chief Executive Officer and President of BFC and Vice Chairman of BFC, respectively, and may be deemed to control BFC by virtue of their ownership interest in BFC’s common stock. As described above, we entered into a definitive merger agreement with BFC on November 11, 2011, pursuant to which, upon consummation of the merger contemplated by the agreement and subject to the terms and conditions thereof, we will become a wholly owned subsidiary of BFC. Under the terms of the merger agreement, holders of our common stock (other than BFC) will be entitled to receive, in exchange for each share of our common stock that they hold at the effective time of the merger, eight shares of BFC’s Class A Common Stock (as ratably adjusted in connection with the reverse stock split expected to be effected by BFC immediately prior to the consummation of the merger). See Note 1 for additional information regarding the proposed merger.

We paid BFC or its affiliated entities approximately $1.0 million, $1.7 million and $1.2 million during 2009, 2010 and 2011, respectively, for management advisory, risk management, administrative and other services. Additionally, during 2009 and 2010, we reimbursed BFC and its Woodbridge Holdings subsidiary, approximately $2.4 million and $1.4 million, respectively, for expenses they incurred in assisting us in our efforts to explore potential sources of liquidity. In addition, in connection with our agreement with BFC to reimburse BFC for fees related to certain procedures performed by BFC’s independent registered public accounting firm at our company, we reimbursed BFC approximately $0.1 million and $0.5 million during 2010 and 2011, respectively. As of December 31, 2010 and 2011 we had accrued approximately $0.2 million in each period for the services described above.

BFC holds a significant investment in Benihana, and Alan B. Levan and John E. Abdo serve on Benihana’s Board of Directors. In 2009, we entered into a land lease with Benihana, which constructed and operates a restaurant at one of our resort properties. Under the terms of the lease, we received payments from Benihana of approximately $0.1 million during 2009, 2010 and 2011.

J. Larry Rutherford, who served as a member of our Board of Directors until April 30, 2011, is the President and Chief Executive Officer of Southstar Development Partners, Inc. As described above, a Purchase and Sale Agreement was entered into between seven of our subsidiaries and Southstar on October 12, 2011, which provides for the sale to Southstar of substantially all of the assets that comprise Bluegreen Communities. See Note 13 for additional information regarding the agreement and the proposed transaction.

15. Subsequent Events

In March 2012, the Bluegreen/Big Cedar Joint Venture, in which we own a 51% interest, made a cash distribution of its operating proceeds to us and its other member. The distribution totaled $15.0 million and was allocated between us and its other member based on our and the other member’s respective distribution percentages, resulting in a $7.7 million distribution to us and a $7.3 million distribution to the other member.

16. Quarterly Financial Information (Unaudited)

A summary of the quarterly financial information for the years ended December 31, 2010 and 2011 is presented below (dollars in thousands, except per share information):

	For the Three Months Ended
	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010

Sales of VOIs (1)	$22,007	$47,679	$38,789	$15,233
Gross profit (1)	15,919	35,333	25,093	18,348
(Loss) income from continuing operations attributable to Bluegreen shareholders (1)	(2,915)	8,206	(578)	(2,309)
Loss from discontinued operations, net of income taxes (2)	(4,942)	(3,897)	(16,130)	(21,401)
Net (loss) income attributable to Bluegreen Corporation (1)(2)	$(7,857)	$4,309	$(16,708)	$(23,710)

(Loss) income attributable to Bluegreen Corporation per common share:

Diluted (loss) earnings per share from continuing operations	$(0.09)	$0.26	$(0.02)	$(0.07)
Diluted loss per share for discontinued operations	$(0.16)	$(0.12)	$(0.52)	$(0.69)
Diluted (loss) earnings per share	$(0.25)	$0.14	$(0.54)	$(0.76)

	For the Three Months Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011

Sales of VOIs	$36,929	$44,778	$45,888	$36,540
Gross profit	26,391	34,662	34,539	28,083
Income from continuing operations attributable to Bluegreen shareholders	3,907	9,687	9,676	5,042
Loss from discontinued operations, net of income taxes (3)	(1,376)	(36,386)	(2,626)	(5,177)
et (loss) income attributable to Bluegreen Corporation (3)	$2,531	$(26,699)	$7,050	$(135)

(Loss) income attributable to Bluegreen Corporation per common share:

Diluted earnings per share from continuing operations	$0.12	$0.30	$0.30	$0.16
Diluted loss per share for discontinued operations	$(0.04)	$(1.13)	$(0.08)	$(0.16)
Diluted (loss) earnings per share	$0.08	$(0.83)	$0.22	$(0.00)

(1)

Sales of VOIs for the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010, include charges of $10.7 million, $2.5 million, $24.5 million and $32.0 million, respectively, to increase our allowance for uncollectible notes receivable on notes generated prior to December 15, 2008, the date on which we implemented our FICO® score-based underwriting standards.

(2)

Amounts presented for the quarters ended March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010 include charges of $5.3 million, $0.3 million, $20.8 million and $28.2 million, respectively, to adjust the carrying amount of inventory to fair value, less cost to sell, on certain of Bluegreen Communities’ real estate developments.

(3)

Includes pre-tax charges of $56.8 million to adjust the carrying amount of inventory to fair value, less cost to sell, as derived in connection with the Purchase and Sale Agreement with Southstar described herein.